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Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Class A and Class B Common Stock
of
LeapFrog Enterprises, Inc.
at
$1.00 Net Per Share
by
Bonita Merger Sub, L.L.C.
an indirect wholly-owned subsidiary of
VTech Holdings Limited

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY
TIME, ON APRIL 1, 2016, UNLESS THE OFFER IS EXTENDED.

        Bonita Merger Sub, L.L.C., a Delaware limited liability company ("Purchaser") and an indirect wholly-owned subsidiary of VTech Holdings Limited, an exempted company incorporated in Bermuda with limited liability ("VTech"), is offering to purchase all of the outstanding shares of Class A common stock ("Class A Shares") and Class B common stock ("Class B Shares"), each having a par value of $0.0001 per share (collectively, the "Shares"), of LeapFrog Enterprises, Inc., a Delaware corporation ("LeapFrog"), at a purchase price of $1.00 per Share (the "Per Share Amount"), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this "Offer to Purchase") and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal") (which offer, upon such terms and subject to such conditions, as it and they may be amended or supplemented from time to time, constitutes the "Offer").

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 5, 2016, as amended by the First Amendment to the Agreement and Plan of Merger, dated as of February 29, 2016 (as it may be further amended from time to time, the "Merger Agreement"), by and among VTech, the Purchaser, and LeapFrog, under which the Purchaser will be merged with and into LeapFrog (the "Merger") pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), with LeapFrog surviving the Merger as an indirect wholly-owned subsidiary of VTech.

        The board of directors of LeapFrog unanimously: (i) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, LeapFrog and its stockholders, (ii) authorized and approved the execution and delivery by LeapFrog of the Merger Agreement and the performance by LeapFrog of its covenants and agreements contained therein, (iii) resolved that the Merger shall be effected pursuant to Section 251(h) of the DGCL, upon satisfaction or due waiver of the conditions to the Merger as set forth in the Merger Agreement, and (iv) resolved to recommend that the holders of the Shares tender their Shares to the Purchaser in the Offer and (to the extent necessary) adopt the Merger Agreement upon the terms and subject to the conditions set forth in the Merger Agreement.

        There is no financing condition to the Offer. The Offer is conditioned upon (i) the satisfaction of the Minimum Condition (as defined in this Offer to Purchase), (ii) no Company Material Adverse Effect (as defined in this Offer to Purchase) having occurred following the date of the Merger Agreement and (iii) the satisfaction of other conditions as described in Section 14—"Conditions of the Offer." A summary of the principal terms of the Offer appears on pages (1) through (6). You should read this entire document carefully before deciding whether to tender your Shares.

        Questions and requests for assistance may be directed to Okapi Partners LLC, the information agent for the Offer, at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the information agent for the Offer. There will be no guaranteed delivery tender procedures in connection with the Offer. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

March 3, 2016

 IMPORTANT

Stockholders desiring to tender Shares must:

        1.     For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

    •
    contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

        2.     For Shares that are registered in the stockholder's name and held in book-entry form:

    •
    complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal or prepare an Agent's Message (as defined in Section 3—"Procedure for Tendering Shares");

    •
    if using the Letter of Transmittal, have the stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

    •
    deliver an Agent's Message or the Letter of Transmittal (or a manually signed facsimile) and any other required documents to Computershare Trust Company, N.A. (the "Depositary"), at its address on the back cover of this Offer to Purchase; and

    •
    transfer the Shares through book-entry transfer into the account of the Depositary.

        3.     For Shares that are registered in the stockholder's name and held as physical certificates:

    •
    complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal;

    •
    have the stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

    •
    deliver the Letter of Transmittal (or a manually signed facsimile), the certificates for such Shares and any other required documents to the Depositary, at its address on the back cover of this Offer to Purchase.

        This Offer to Purchase and the Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

        The Offer has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

        The Letter of Transmittal, the certificates for the Shares (if applicable) and any other required documents must be received by the Depositary before the expiration of the Offer. There will be no guaranteed delivery tender procedures in connection with the Offer. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through The Depository Trust Company, is at the election and risk of the tendering stockholder.

The Information Agent for the Offer is:

1212 Avenue of the Americas, 24th Floor
New York, NY 10036

Banks and Brokerage Firms, please call (212) 297-0720

Stockholders and All Others, call toll free: (877) 629-6355

i

 TABLE OF CONTENTS

SUMMARY TERM SHEET	1
INTRODUCTION	7
THE OFFER	10
1. Terms of the Offer	10
2. Acceptance for Payment and Payment for Shares	12
3. Procedure for Tendering Shares	13
4. Withdrawal Rights	16
5. Material U.S. Federal Income Tax Consequences	17
6. Price Range of the Shares; Dividends on the Shares	20
7. Effect of the Offer on the Market for the Class A Shares; NYSE Listing; Exchange Act Registration; Margin Regulations	21
8. Certain Information Concerning LeapFrog	21
9. Certain Information Concerning VTech, VTech US and the Purchaser	22
10. Source and Amount of Funds	23
11. Background of the Offer; Past Contacts, Negotiations and Transactions	23
12. Purpose of the Offer; Plans for LeapFrog; Other Matters	26
13. The Merger Agreement; Other Agreements	27
14. Conditions of the Offer	47
15. Certain Legal Matters	50
16. Fees and Expenses	52
17. Miscellaneous	52
SCHEDULE I	53

ii

 SUMMARY TERM SHEET

Securities Sought:	All outstanding shares of Class A common stock and Class B common stock, each having a par value of $0.0001 per share (collectively, the "Shares"), of LeapFrog Enterprises, Inc. ("LeapFrog")
Price Offered Per Share:	$1.00 net to you in cash, without interest, subject to any withholding of taxes required by applicable law
Scheduled Expiration of Offer:	11:59 p.m., New York City time, on April 1, 2016, unless extended
The Purchaser:	Bonita Merger Sub, L.L.C., a Delaware limited liability company and an indirect wholly-owned subsidiary of VTech Holdings Limited
LeapFrog Board Recommendation:	LeapFrog's board of directors unanimously recommends that you accept the Offer and tender your Shares in the Offer and (to the extent necessary) adopt the Merger Agreement

        The following are some of the questions you, as a stockholder of LeapFrog, may have and our answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and in the Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms "we," "our" and "us" refer to the Purchaser.

Who is offering to buy my Shares?

        Our name is Bonita Merger Sub, L.L.C., a Delaware limited liability company (the "Purchaser"), and an indirect wholly-owned subsidiary of VTech Holdings Limited ("VTech"). We were formed for the sole purpose of the transactions contemplated by the Merger Agreement, including making and completing the Offer and merging with and into LeapFrog in the Merger. See the "Introduction" to this Offer to Purchase and Section 9—"Certain Information Concerning VTech, VTech US and the Purchaser."

What is the class and amount of securities being sought in the Offer?

        We are offering to purchase all of the issued and outstanding shares of common stock of LeapFrog, consisting of Class A common stock and Class B common stock, each having a par value of $0.0001 per share, which we refer to collectively as the "Shares." See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

How much are you offering to pay and in what form of payment?

        We are offering to pay $1.00, which we refer to as the "Per Share Amount," net to you in cash, without interest, subject to any withholding of taxes required by applicable law, for each Share tendered and accepted for payment in the Offer. See Section 2—"Acceptance for Payment and Payment for Shares."

Why are you making the Offer?

        The Offer is the first step in our plan to acquire all of the issued and outstanding Shares as provided in the Merger Agreement. If the Offer is completed, VTech intends as soon as practicable thereafter, subject to the satisfaction or waiver of certain conditions in the Merger Agreement, to consummate the Merger. Upon consummation of the Merger, LeapFrog would cease to be a publicly traded company and would be a direct wholly-owned subsidiary of VTech USA Holdings, L.L.C., an indirect wholly-owned subsidiary of VTech. See Section 12—"Purpose of the Offer; Plans for LeapFrog; Other Matters."

What does the board of directors of LeapFrog think of the Offer?

        The Offer is being made pursuant to the Merger Agreement with LeapFrog. The board of directors of LeapFrog unanimously: (i) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, LeapFrog and its stockholders, (ii) authorized and approved the execution and delivery by LeapFrog of the Merger Agreement and the performance by LeapFrog of its covenants and agreements contained therein, (iii) resolved that the Merger shall be effected pursuant to Section 251(h) of the DGCL, upon satisfaction or due waiver of the conditions to the Merger as set forth in the Merger Agreement, and (iv) resolved to recommend that the holders of the Shares tender their Shares to the Purchaser in the Offer and (to the extent necessary) adopt the Merger Agreement upon the terms and subject to the conditions set forth in the Merger Agreement. See the "Introduction" to this Offer to Purchase and Section 11—"Background of the Offer; Past Contacts, Negotiations and Transactions."

Have any LeapFrog stockholders agreed to tender their Shares?

        Yes. Concurrent with the execution and delivery of the Merger Agreement, on February 5, 2016, directors and certain executive officers of LeapFrog entered into tender and support agreements (the "Support Agreements") with VTech and the Purchaser, which provide, among other things, that these stockholders will tender their Shares to the Purchaser in the Offer. These stockholders may withdraw their Shares from the Offer if the Merger Agreement is terminated prior to the acceptance for payment of Shares in the Offer. Pursuant to the Support Agreements, these stockholders collectively agreed to tender 3,036,182 Shares, or approximately 4.6% of the Class A Shares outstanding on February 4, 2016. See the "Introduction" to this Offer to Purchase and Section 13—"The Merger Agreement; Other Agreements."

What is the market value of my Shares as of a recent date?

        On February 4, 2016, the last trading day before we announced the Merger Agreement, the closing price of LeapFrog's Class A Shares reported on The New York Stock Exchange ("NYSE") was $0.57 per share. On March 2, 2016, the last full trading day before commencement of the Offer, the closing price of LeapFrog's Class A Shares reported on the NYSE was $0.98 per share. We advise you to obtain a recent quotation for LeapFrog's common stock in deciding whether to tender your Shares. See Section 6—"Price Range of the Shares; Dividends on the Shares."

Will I have to pay any fees or commissions?

        If you are the record owner of your Shares and you tender your Shares to the Purchaser in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, your broker or nominee may charge you a fee for tendering Shares on your behalf. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. We estimate that we will need approximately $72.0 million to purchase all of the Shares pursuant to the Offer and to consummate the Merger (which includes making payment in respect of Shares issuable pursuant to the conversion or exercise of options and other rights and securities convertible into or exercisable for Class A Shares). We have arranged for sufficient funds from VTech to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger that is expected to follow the completion of the Offer. VTech intends to fund amounts required in connection with the completion of the Offer and the Merger out of its available cash on hand. The Offer is not subject to any financing condition. See Section 10—"Source and Amount of Funds."

What is the "Minimum Condition" to the Offer?

        We are not obligated to purchase any tendered Shares in the Offer unless there has been tendered and not validly withdrawn that number of Shares which, upon the consummation of the Offer (for the avoidance of doubt, assuming that the Class B Shares validly tendered (and not validly withdrawn) will convert to Class A Shares at the time of the consummation of the Offer), when added to any Shares beneficially owned by VTech and the Purchaser, would represent at least (A) a majority of the voting power of the sum of the aggregate voting power of the number of (x) Class A Shares outstanding immediately after the consummation of the Offer plus (y) Class A Shares that LeapFrog would be required to issue pursuant to the conversion or exercise of all options and other rights and securities convertible into or exercisable for Class A Shares, regardless of the conversion, exercise price, vesting schedule or other terms and conditions thereof; and (B) that number of outstanding Class B Shares as would allow VTech to lawfully consummate the Merger in accordance with Section 251(h) of the DGCL. We refer to this condition as the "Minimum Condition." See Section 14—"Conditions of the Offer."

        For purposes of calculating the Minimum Condition, holders of Class A Shares would be entitled to one vote per share of Class A common stock and holders of Class B Shares would be entitled to 10 votes per share of Class B common stock.

        Any Class B Shares that are sold and automatically converted to Class A Shares prior to the time Shares are accepted in the Offer in accordance with LeapFrog's Amended and Restated Certificate of Incorporation will not be considered outstanding Class B Shares for purposes of the Minimum Condition.

What are the most significant conditions of the Offer other than the Minimum Condition?

        In addition to the Minimum Condition, we are not obligated to purchase Shares that are validly tendered in the Offer unless, among other things:

  •
  any event, change, circumstance, occurrence, effect or state of facts has not occurred since the date of the Merger Agreement that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect (as defined in Section 13—"The Merger Agreement; Other Agreements—Representations and Warranties");

  •
  the Net Cash Balance (as defined in Section 13—"The Merger Agreement; Other Agreements—Access; Files and Records; Financial Reporting") of LeapFrog shall be at least $25,000,000 as of March 31, 2016 or, if earlier, the business day immediately prior to the first time that the Purchaser accepts Shares tendered in the Offer;

  •
  VTech has received a duly executed payoff letter in a form reasonably satisfactory to VTech from Bank of America, N.A. evidencing that all amounts payable and any other current and future obligations of LeapFrog and any of its subsidiaries under the Amended and Restated Loan and

    Security Agreement dated August 13, 2009 have been fully repaid, satisfied, released, and discharged (except obligations for indemnification that expressly survive repayment);

  •
  the representations and warranties of LeapFrog set forth in the Merger Agreement are true and correct as of the expiration of the Offer, subject to materiality and/or other qualifications set forth in the Merger Agreement;

  •
  the covenants of LeapFrog contained in the Merger Agreement that are required to have been performed by LeapFrog prior to the expiration of the Offer have been performed in all material respects, subject to materiality and/or other qualifications set forth in the Merger Agreement;

  •
  holders of Shares representing 10% or more of the outstanding Shares have not demanded (and not withdrawn) appraisal under Section 262 of the DGCL with respect to such Shares; and

  •
  the Merger Agreement has not been terminated in accordance its terms.

        The Offer is also subject to other conditions. See Section 14—"Conditions of the Offer."

How long do I have to decide whether to tender in the Offer?

        Unless we extend the expiration date of the Offer, you will have until 11:59 p.m., New York City time, on April 1, 2016, to tender your Shares to the Purchaser in the Offer. There will be no guaranteed delivery tender procedures in connection with the Offer. See Section 1—"Terms of the Offer" and Section 3—"Procedure for Tendering Shares."

Can the Offer be extended and under what circumstances?

        Our ability to extend the Offer is subject to the terms of the Merger Agreement and applicable law. If on the expiration date of the Offer any of the conditions to the Offer described in Section 14—"Conditions of the Offer" have not been satisfied or waived, we, at our option, may extend the Offer for successive periods of up to 10 business days each, ending no later than July 5, 2016, to permit the satisfaction of such conditions. We will be required to extend the expiration date of the Offer for one or more periods ending no later than July 5, 2016, if requested by LeapFrog, to permit such conditions to be satisfied. See Section 1—"Terms of the Offer."

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform Computershare Trust, N.A., the Depositary for the Offer ("Computershare" or the "Depositary"), and notify you by making a public announcement of the extension before 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See Section 1—"Terms of the Offer."

How do I tender my Shares?

        To tender your Shares held as physical certificates, you must deliver the certificates representing your Shares, together with a properly completed Letter of Transmittal, to the Depositary for the Offer, before the Offer expires.

        If your Shares are held in street name, your Shares can be tendered on your behalf by your nominee. See Section 3—"Procedure for Tendering Shares."

Can holders of vested stock options or restricted stock units participate in the tender offer?

        The Offer is only for Shares and not for any options to acquire Shares or restricted stock units.

        If you hold vested but unexercised stock options, and you wish to participate in the Offer, you must exercise your stock options in accordance with the terms of the applicable stock option plan and tender the Shares received upon exercise into the Offer.

        If you hold unvested restricted stock units, you may only tender the Shares you receive upon the vesting of your restricted stock units pursuant to their terms.

        See Section 3—"Procedure for Tendering Shares."

What will happen to my stock options in the Offer?

        Pursuant to the Merger Agreement, each outstanding option to purchase Shares that is exercisable by its terms immediately prior to the effective time of the Merger will be cancelled as of the effective time of the Merger and converted into the right to receive a cash amount, if any, and subject to deduction for any withholding taxes, equal to the product obtained by multiplying (i) the excess, if any, of the Per Share Amount over the exercise price of such option; and (ii) the number of Class A Shares that may be acquired upon exercise of such option, as to which such option is vested as of immediately prior to the effective time of the Merger, subject to deduction for any withholding taxes; provided, however, that if the exercise price per share of any such option is equal to or greater than the Per Share Amount, such option will be cancelled and terminated without any payment being made in respect thereof. At the effective time of the Merger, each option, to the extent unvested, will be cancelled for no consideration. A more complete description of the arrangements between LeapFrog and its executive officers and directors related to the accelerated vesting of options to acquire Shares is included on the Solicitation/Recommendation Statement on Schedule 14D-9 prepared by LeapFrog, filed with the SEC on the date of this Offer to Purchase and mailed to all LeapFrog stockholders. See Section 13—"The Merger Agreement; Other Agreements—The Merger Agreement—Options."

What will happen to my restricted stock units in the Offer?

        Pursuant to the Merger Agreement, each restricted stock unit that is vested as of the effective time of the Merger will be converted into the right to receive the Per Share Amount. Except for restricted stock units held by certain executive officers of LeapFrog, at the effective time of the Merger, each restricted stock unit, to the extent unvested, will be cancelled for no consideration. A more complete description of the arrangements between LeapFrog and its executive officers and directors related to the accelerated vesting of restricted stock units is included on the Solicitation/Recommendation Statement on Schedule 14D-9 prepared by LeapFrog, filed with the SEC on the date of this Offer to Purchase and mailed to all LeapFrog stockholders. See Section 13—"Merger Agreement; Other Agreements—Merger Agreement—Restricted Stock Units."

If I accept the Offer, how will I get paid?

        If the conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting payments subject to any withholding required by applicable law, to tendering stockholders whose Shares have been accepted for payment. See Section 2—"Acceptance for Payment and Payment for Shares" and Section 3—"Procedure for Tendering Shares."

How do I withdraw previously tendered Shares?

        To withdraw your Shares, you must deliver to the Depositary a written notice of withdrawal, or a manually signed facsimile of one, with the required information while you still have the right to withdraw the Shares. See Section 4—"Withdrawal Rights."

Until what time may I withdraw Shares that I have tendered?

        If you tender your Shares, you may withdraw them at any time until the Offer has expired. See Section 1—"Terms of the Offer" and Section 4—"Withdrawal Rights."

If the Offer is completed, will LeapFrog continue as a public company?

        If the Offer is completed, we will complete the Merger pursuant to Section 251(h) of the DGCL as soon as practicable following our acceptance for payment of Shares in the Offer. After completion of the Merger, VTech will own all of the outstanding capital stock of LeapFrog, and LeapFrog will no longer be a public company. See Section 7—"Effect of the Offer on the Market for the Class A Shares; NYSE Listing; Exchange Act Registration; Margin Regulations."

Will the Offer be followed by a Merger if all Shares are not tendered in the Offer?

        Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we will not be required to accept the Shares for purchase in the Offer or complete the Merger nor will we be permitted to accept Shares tendered in the Offer without LeapFrog's consent.

If I decide not to tender, how will the Offer affect my Shares?

        If you do not tender your Shares in the Offer and the Merger takes place, your Shares will be cancelled. Unless you exercise appraisal rights under Delaware law, you will receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer. Accordingly, if the Merger takes place, the difference to you between tendering your Shares and not tendering your Shares in the Offer is that if you tender your Shares in the Offer, you will be paid earlier and you will not have appraisal rights under Delaware law.

        If the Merger does not close immediately after the Offer closes, the number of stockholders and number of Class A Shares that are still in the hands of the public may be so small that there may no longer be a public trading market for the Class A Shares. In addition, if the Class A Shares no longer meet the guidelines for continued listing on the NYSE as a result of the purchase of Class A Shares in the Offer, the listing of the Class A Shares on the NYSE may be discontinued, and the Class A Shares may not be eligible for listing on any other market or securities exchange.

        In addition, LeapFrog may also cease making filings with the SEC or otherwise no longer be required to comply with the SEC rules relating to publicly held companies.

What are the U.S. federal income tax consequences of participating in the offer?

        In general, if you are a U.S. holder of Shares, the sale of Shares pursuant to the Offer will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your Shares generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the Offer and your adjusted tax basis in your Shares. If you are a non-U.S. holder of Shares, you generally will not be subject to U.S. federal income tax on the sale of Shares pursuant to the Offer unless you have certain connections to the United States. Applicable law may require tax to be withheld from the proceeds of sale of Shares by certain holders. You should consult your tax advisor about the tax consequences to you of participating in the Offer in light of your particular circumstances. Section 5—"Material U.S. Federal Income Tax Consequences."

Who can I talk to if I have questions about the Offer?

        You may call Okapi Partners LLC, the information agent for the Offer. See the back cover of this Offer to Purchase for information on how to contact our information agent.

To the Holders of LeapFrog Shares:

INTRODUCTION

        Bonita Merger Sub, L.L.C., a Delaware corporation (the "Purchaser") and an indirect wholly-owned subsidiary of VTech Holdings Limited ("VTech"), is making an offer to purchase all of the outstanding shares of Class A common stock ("Class A Shares") and Class B common stock ("Class B Shares"), each having a par value of $0.0001 per share (collectively, the "Shares"), of LeapFrog at a price of $1.00 per Share (the "Per Share Amount"), net to the seller in cash, without interest, subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 5, 2016, as amended by the First Amendment to the Agreement and Plan of Merger, dated as of February 29, 2016 (as it may be further amended from time to time, the "Merger Agreement"), by and among VTech, the Purchaser and LeapFrog. Pursuant to the Merger Agreement, after the completion of the Offer and the satisfaction or waiver of all of the conditions to the Merger (as defined below), the Purchaser will be merged with and into LeapFrog as soon as practicable without a vote of the stockholders of LeapFrog in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), with LeapFrog surviving the Merger as an indirect wholly-owned subsidiary of VTech (the "Merger"). At the effective time of the Merger, each Share then outstanding (other than Shares accepted for payment in the Offer and Shares owned by LeapFrog's stockholders who are entitled to and properly exercise appraisal rights under the DGCL) will be converted into the right to receive the Per Share Amount, subject to any withholding of taxes required by applicable law.

        There is no financing condition to the Offer. The Offer is conditioned on there being tendered and not validly withdrawn that number of Shares which, upon the consummation of the Offer (for the avoidance of doubt, assuming that the Class B Shares validly tendered (and not validly withdrawn) will convert to Class A Shares at the time of the consummation of the Offer), when added to any Shares beneficially owned by VTech and the Purchaser, would represent at least (A) a majority of the voting power of the sum of the aggregate voting power of the number of (x) Class A Shares outstanding immediately after the consummation of the Offer plus (y) Class A Shares that LeapFrog would be required to issue pursuant to the conversion or exercise of all options and other rights and securities convertible into or exercisable for Class A Shares, regardless of the conversion, exercise price, vesting schedule or other terms and conditions thereof; and (B) that number of outstanding Class B Shares as would allow VTech to lawfully consummate the Merger in accordance with Section 251(h) of the DGCL (the "Minimum Condition"). The Offer is also subject to the satisfaction of other conditions described in Section 14—"Conditions of the Offer."

        The board of directors of LeapFrog unanimously: (i) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, LeapFrog and its stockholders, (ii) authorized and approved the execution and delivery by LeapFrog of the Merger Agreement and the performance by LeapFrog of its covenants and agreements contained therein, (iii) resolved that the Merger shall be effected pursuant to Section 251(h) of the DGCL, upon satisfaction or due waiver of the conditions to the Merger as set forth in the Merger Agreement, and (iv) resolved to recommend that the holders of the Shares tender their Shares to the Purchaser in the Offer and (to the extent necessary) adopt the Merger Agreement upon the terms and subject to the conditions set forth in the Merger Agreement.

        A more complete description of the LeapFrog board of directors' reasons for approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits and annexes attached thereto, the "Schedule 14D-9") of LeapFrog that was filed with the SEC on the date of this Offer to Purchase and furnished to stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth therein under the sub-heading "Background of the Transaction; Reasons for the Recommendation of the Board."

        LeapFrog has informed the Purchaser that, as of the close of business on February 4, 2016, (i) 66,589,763 Class A Shares were issued and outstanding, (ii) 7,443,843 Class A Shares were issuable upon the exercise of outstanding stock options, (iii) 4,394,354 Class B Shares were issued and outstanding, and (iv) 2,314,280 restricted stock units were issued and outstanding. Based upon the number of Shares outstanding as of the close of business on February 4, 2016, the Minimum Condition would be satisfied, as of the close of business on February 4, 2016, if 55,377,184 Class A Shares were validly tendered and not properly withdrawn in the Offer, assuming all shares of Class B Shares are tendered in the Offer and converted to Class A Shares. If the Minimum Condition is satisfied and the Purchaser accepts for payment the Shares tendered in the Offer, the Merger will be effected, without a vote of LeapFrog's stockholders, pursuant to Section 251(h) of the DGCL. See Section 12—"Purpose of the Offer; Plans for LeapFrog; Other Matters" and Section 13—"The Merger Agreement; Other Agreements."

        Concurrent with the execution and delivery of the Merger Agreement, on February 5, 2016, directors and certain executive officers of LeapFrog (the "Supporting Stockholders") entered into tender and support agreements (the "Support Agreements") with VTech and the Purchaser, each dated as of February 5, 2016, which requires, among other things, that each Supporting Stockholder tender his or her Class A Shares in the Offer and not withdraw, all of the Class A Shares beneficially owned by him or her (i.e., collectively, 3,036,182 Class A Shares or approximately 4.6% of the Class A Shares outstanding on February 4, 2016), or later acquired by him or her through the date the Support Agreements terminate in accordance with their terms. See Section 13—"The Merger Agreement; Other Agreements."

        Pursuant to the Support Agreements, the Supporting Stockholders are obligated to take further actions during the Support Period (as defined below) including, but not limited to, voting (to the extent necessary) their respective Shares in favor of the adoption of the Merger Agreement, revoking prior proxies granted with respect to the Class A Shares and voting such Shares against any alternative acquisition proposal or other corporate actions that could reasonably be expected to prevent or delay the consummation of the transactions contemplated by the Merger Agreement. In addition, each of the Supporting Stockholders has granted an irrevocable proxy to VTech to vote or act by written consent or otherwise utilize such voting power in the manner described above as VTech or its proxy deems, in VTech's sole discretion, proper with respect to such Shares.

        The "Support Period" extends from February 5, 2016 through the earliest to occur of (i) the effective time of the Merger, (ii) the valid termination of the Merger Agreement in accordance with its terms, or (iii) mutual written consent of VTech and a Supporting Stockholder.

        Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5—"Material U.S. Federal Income Tax Consequences."

        The Offer is made only for Shares and is not made for any options to acquire Shares, restricted stock units, shares of restricted stock or other rights. Holders of vested but unexercised options to purchase Shares may exercise such options in accordance with the terms of the applicable option plan and tender some or all of the Shares issued upon such exercise. The tax consequences to holders of options of exercising those securities are not described under Section 5—"Material U.S. Federal Income Tax Consequences." Holders of options should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their options. Holders of restricted stock units may not tender their restricted stock units or underlying Shares unless and until such restricted stock units vest, at which time the holder may tender the Shares issued pursuant to the restricted stock unit. Holders of shares of restricted stock may not tender their restricted shares unless and until such shares of restricted stock become vested Shares, at which time the holder may tender such Shares. Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares in the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer by Computershare, which is acting as the depositary for the Offer (the "Depositary"), and Okapi Partners LLC, which is acting as the information agent for the Offer (the "Information Agent"). See Section 16—"Fees and Expenses."

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

 THE OFFER

1. Terms of the Offer

        Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay the Per Share Amount, subject to any withholding of taxes required by applicable law, for all Shares validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 4—"Withdrawal Rights." The term "Expiration Date" means 11:59 p.m., New York City time, on April 1, 2016, unless and until, in accordance with the terms of the Merger Agreement and applicable law, the Purchaser extends the period of time that the Offer is open, in which case the term "Expiration Date" means the latest time and date at which the Offer, as so extended by the Purchaser, expires. We refer to the first time that the Purchaser accepts for payment Shares tendered in the Offer as the "Acceptance Time."

        The Merger Agreement provides that if, on the initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any condition to the Offer described in Section 14—"Conditions of the Offer" is not satisfied and has not been waived, then (i) the Purchaser may extend (and re-extend) the Offer and its expiration date beyond the initial Expiration Date for one or more additional periods of up to 10 business days each ending no later than July 5, 2016, to permit such condition to be satisfied and (ii) to the extent requested by LeapFrog from time to time, the Purchaser will extend (and re-extend) the Offer and its expiration date beyond the initial Expiration Date or such subsequent date for one or more periods ending no later than July 5, 2016, to permit such condition to be satisfied. The Offer may not be terminated prior to the initial Expiration Date, or any subsequent date as of which the Offer is scheduled to expire, unless the Merger Agreement is validly terminated in accordance with the Merger Agreement.

        There will not be a subsequent offering period for the Offer.

        Under no circumstances will interest be paid on the Per Share Amount for tendered Shares, regardless of any extension of the Offer or any delay in paying for the Shares.

        If, at the Expiration Date, all of the conditions of the Offer have been satisfied or waived, we will accept for payment and promptly pay for Shares tendered to the Purchaser and not validly withdrawn in the Offer. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, VTech, the Purchaser and LeapFrog will cause the Merger to become effective as soon as practicable after the Acceptance Time, without a vote of the stockholders of LeapFrog, in accordance with Section 251(h) of the DGCL.

        There is no financing condition to the Offer. The Offer is conditioned upon (i) satisfaction of the Minimum Condition, (ii) no Company Material Adverse Effect (as defined in this Offer to Purchase) having occurred following the date of the Merger Agreement, and (iii) satisfaction of the other conditions described in Section 14—"Conditions of the Offer."

        Subject to the terms of the Merger Agreement, we may, at any time and from time to time before the Expiration Date, increase the Per Share Amount or make any other changes to the terms and conditions of the Offer, or waive any condition to the Offer, except that, without the prior written consent of LeapFrog, we may not:

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  change or waive the Minimum Condition;

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  decrease the number of Shares sought to be purchased by the Purchaser in the Offer;

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  reduce the Per Share Amount to be paid pursuant to the Offer;

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  except as required or permitted by the Merger Agreement and applicable law, extend or otherwise change the Expiration Date;

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  change the form of consideration payable in the Offer;

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  impose conditions to the Offer in addition to the conditions described in Section 14—"Conditions of the Offer" or amend, modify or supplement any of the conditions described in Section 14—"Conditions of the Offer" in any manner adversely affecting, or that would reasonably be expected to have an adverse effect on, any of the holders of Shares; or

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  amend, modify or supplement any of the terms of the Offer in a manner adverse to holders of Shares.

        If the Purchaser extends the Offer, or if the Purchaser is delayed in its payment for tendered Shares or is unable to pay for tendered Shares in the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer and subject to applicable law and the rules, regulations, interpretations and positions of the SEC, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights." The ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that a bidder pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of the Offer.

        Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement consistent with the requirements of the SEC. Any public announcement of an extension of the Offer will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes to the Offer be promptly disseminated to LeapFrog's stockholders). Without limiting the obligation of the Purchaser under these rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release.

        If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will file an amendment to the Tender Offer Statement filed with the SEC on Schedule TO with respect to the Offer, disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changed terms or information. We understand the SEC's view is that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders. A change in price or a change in percentage of securities sought, or any material changes made with respect to information not materially less significant than price or percentage of securities sought, generally requires that an offer remain open for a minimum of 10 business days from the date the change is first published, sent or given to security holders. The requirement to extend an offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the Expiration Date equals or exceeds the minimum extension period that would be required because of such change. As used in this Offer to Purchase with respect to any extensions of the Offer period or related public announcements, "business day" has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

        LeapFrog has agreed to provide the Purchaser with LeapFrog's stockholder list and security position listings for the purpose of disseminating this Offer to Purchase (and related documents) to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of the Purchaser to record holders of Shares and will be furnished by or on behalf of the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and provided that the Offer has not been terminated as described in Section 1—"Terms of the Offer," the Purchaser will accept for payment and pay for all Shares validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 4—"Withdrawal Rights," promptly on or after the Expiration Date (and in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) of the Expiration Date). For a description of our rights and obligations to extend or terminate the Offer and not accept for payment or pay for Shares, or to delay acceptance for payment or payment for Shares, see Section 1—"Terms of the Offer."

        In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

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  the certificates for the Shares, together with a Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees; or

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  in the case of a transfer effected under the book-entry transfer procedures described in Section 3—"Procedure for Tendering Shares," a Book-Entry Confirmation and either a Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees, or an Agent's Message as described in Section 3—"Procedure for Tendering Shares"; and

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  any other documents required by the Letter of Transmittal.

        The Per Share Amount paid to any holder of Shares for Shares tendered in the Offer will be the highest per Share consideration paid to any other holder of Shares for Shares tendered in the Offer.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives written notice to the Depositary of the Purchaser's acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Per Share Amount therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares in the Offer. Under no circumstances will interest be paid on the Per Share Amount by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

        If any tendered Shares are not accepted for payment for any reason, certificates representing unpurchased Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Depositary will notify the Book-Entry Transfer Facility of the Purchaser's decision not to accept the Shares, and the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly after the expiration or termination of the Offer.

        If the Purchaser is delayed in its acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares in the Offer, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 4—"Withdrawal Rights."

3. Procedure for Tendering Shares

        Valid Tender.    A stockholder must follow one of the following procedures to validly tender Shares in the Offer:

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  for Shares held as physical certificates, the certificates for tendered Shares, a Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date; or

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  for Shares held in book-entry form, either a Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees, or, if applicable, an Agent's Message, and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under "—Book-Entry Transfer of Shares Held Through the Book-Entry Transfer Facility" and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case before the Expiration Date.

        There will be no guaranteed delivery tender procedures in connection with the Offer.

        Book-Entry Transfer of Shares Held Through the Book-Entry Transfer Facility.    The Depositary has agreed to establish an account or accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal (or a manually signed facsimile), with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date for a valid tender of Shares by book-entry transfer. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a "Book-Entry Confirmation."

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The term "Agent's Message" means a message, transmitted through electronic means by the Book-Entry Transfer Facility in accordance with the normal procedures of the Book-Entry Transfer

Facility and the Depositary to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        Signature Guarantees for Shares.    No signature guarantee is required on the Letter of Transmittal, if:

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  the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

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  Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions").

        In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

        Other Requirements.    Payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

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  Share certificates (or a timely Book-Entry Confirmation);

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  a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal); and

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  any other documents required by the Letter of Transmittal.

        Accordingly, tendering stockholders may be paid at different times depending upon when the proper documents are received by the Depositary. Under no circumstances will interest be paid on the Per Share Amount for the Shares, regardless of any extension of the Offer or any delay in making payment.

        Appointment as Proxy.    By executing the Letter of Transmittal (or a facsimile thereof or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint the designees of the Purchaser as such stockholder's agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, to the fullest extent permitted by law, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, to the extent permitted by applicable law and LeapFrog's certificate of incorporation and bylaws, at any annual, special or adjourned meeting of LeapFrog's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

        Options.    The Offer is made only for Shares and is not made for any options to acquire Shares. Holders of vested but unexercised options to purchase Shares may participate in the Offer only if they first exercise their options in accordance with and subject to the terms of the applicable option plan and tender some or all of the Shares issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to ensure that the holder will have sufficient time to comply with the procedures for tendering Shares described in this Section 3. Each option to acquire Shares that is outstanding and which by its terms would be exercisable at the effective time of the Merger will be cancelled as of the effective time of the Merger and converted into the right to receive a cash payment equal to the amount by which the Per Share Amount exceeds the per share exercise price of such option (except for options for which the per share exercise price is greater than or equal to the Per Share Amount, which will be cancelled for no consideration), multiplied by the number of Shares subject to such option, subject to applicable tax withholding.

        Restricted Stock Units.    The Offer is made only for Shares and is not made for restricted stock units. Holders of unvested restricted stock units may only tender the Shares received upon the vesting of restricted stock units pursuant to their terms. Each restricted stock unit that is outstanding immediately prior to the effective time of the Merger and which by its terms will vest as of the effective time of the Merger will be converted into a right to receive the Per Share Amount. Solely with respect to restricted stock units held by certain executive officers of LeapFrog, upon a termination of employment of such holder following the effective time of the Merger, then upon the satisfaction of all of the conditions otherwise necessary for such vesting acceleration in accordance with the existing rights of such holder, VTech will cause LeapFrog to settle the rights that would otherwise have been represented by such vesting acceleration with a payment of the Per Share Amount. A more complete description of the arrangements between LeapFrog and its executive officers and directors related to the accelerated vesting of restricted stock units is included in the Schedule 14D-9. See Section 13—"The Merger Agreement; Other Agreements."

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal (or facsimile thereof), or other required documents and as to the proper form for transfer of any certificate of Shares, will be resolved by the Purchaser. The Purchaser reserves the right to reject any or all tenders determined not to be in proper or complete form or to waive any irregularities or conditions. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, VTech, the Depositary, the Information Agent, LeapFrog or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. No alternative, conditional or contingent tenders will be accepted, and no fractional Shares will be purchased.

        Backup Withholding.    To avoid backup withholding of U.S. federal income tax on payments for Shares made in the Offer or the Merger, (1) each tendering U.S. holder should complete and return the IRS Form W-9 included in the Letter of Transmittal and (2) each tendering non-U.S. holders should complete and submit the applicable IRS Form W-8, which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms "U.S. holder" and "non-U.S. holder" and a more detailed discussion of backup withholding, see Section 5—"Material U.S. Federal Income Tax Consequences."

        Tender Constitutes Binding Agreement.    The Purchaser's acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).

4. Withdrawal Rights

        Except as provided in this Section 4, or as provided by applicable law, tenders of Shares are irrevocable.

        Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the Expiration Date. In addition, pursuant to Section 14(d)(5) of the Exchange Act, the Shares may be withdrawn at any time after May 2, 2016, which is the 60th day after the date of the Offer, unless prior to that date the Purchaser has accepted for payment the Shares tendered in the Offer.

        For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase or received by facsimile transmission (fax no.: (617) 360-6810-Eligible Institutions only) and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer of Shares held through the Book-Entry Transfer Facility as set forth in Section 3—"Procedure for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3—"Procedure for Tendering Shares" at any time before the Expiration Date.

        All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be resolved by the Purchaser. The Purchaser reserves the right to reject all notices of withdrawal determined not to be in proper or complete form or to waive any irregularities or conditions. No notice of withdrawal will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, VTech, the Depositary, the Information Agent, LeapFrog or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        The method for delivery of any documents related to a withdrawal is at the election and risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5. Material U.S. Federal Income Tax Consequences

        The following discussion is a summary of the material U.S. federal income tax consequences of the disposition of the Shares in the Offer and the Merger. This discussion does not purport to be a complete analysis of all potential U.S. federal income tax considerations or consequences and does not address the alternative minimum tax. In addition, the effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the "IRS"), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the Shares. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Offer and the Merger.

        This discussion is limited to holders who hold the Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income or the Foreign Account Tax Compliance Act. In addition, it does not address the U.S. federal income tax consequences to holders subject to special rules, including, without limitation:

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  U.S. expatriates and former citizens or long-term residents of the United States;

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  U.S. holders whose functional currency is not the U.S. dollar;

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  persons holding our Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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  banks, insurance companies, and other financial institutions;

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  brokers, dealers or traders in securities;

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  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

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  "S corporations," partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

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  real estate investment trusts and regulated investment companies;

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  tax-exempt organizations or governmental organizations;

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  persons deemed to sell our Shares under the constructive sale provisions of the Code;

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  persons who hold or receive our Shares pursuant to the exercise of any employee stock option or otherwise as compensation; and

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  tax-qualified retirement plans.

        This discussion also does not address the U.S. federal income tax consequence to holders of Shares who exercise appraisal rights in connection with the Merger under the DGCL.

        If an entity taxed as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Shares and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the Offer and the Merger to them.

        THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

  Tax Consequences to U.S. Holders

        Definition of a U.S. Holder.    For purposes of this discussion, a "U.S. holder" is any beneficial owner of Shares that for U.S. federal income tax purposes is or is treated as:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation or entity treated as a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a "United States person" for U.S. federal income tax purposes.

        Disposition of Shares in the Offer and the Merger.    A U.S. holder will recognize gain or loss on the disposition of its Shares in the Offer or the Merger. Gain or loss must be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger. The amount of gain or loss realized with respect to each block of Shares generally will equal the difference between the amount of cash received for the Shares and the U.S. holder's adjusted tax basis in the Shares. A U.S. holder's adjusted tax basis in a Share generally will be equal to the amount the U.S. holder paid for the Share. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the Share for more than one year at the time of the disposition of the Shares in the Offer or at the effective time of Merger. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

        Information Reporting and Backup Withholding.    A U.S. holder may be subject to information reporting and backup withholding in connection with the disposition of Shares in the Offer or the Merger. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

  •
  fails to furnish the holder's taxpayer identification number, which for an individual is ordinarily his or her social security number;

  •
  furnishes an incorrect taxpayer identification number; or

  •
  fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number.

        If a U.S. holder fails to provide the necessary information, payment received may be subject to backup withholding at a 28% rate. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

  Tax Consequences to Non-U.S. Holders

        Definition of a Non-U.S. Holder.    For purposes of this discussion, a "non-U.S. holder" is a beneficial owner of Shares that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

        Disposition of Shares in the Offer and the Merger.    A non-U.S. holder will not be subject to U.S. federal income tax on any gain recognized on the disposition of the Shares in the Offer or the Merger unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  Shares constitute U.S. real property interests ("USRPIs") by reason of status of LeapFrog as a U.S. real property holding corporation ("USRPHC") for U.S. federal income tax purposes at any time during the five-year period ending on the date of the disposition of the Shares.

        Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower applicable treaty rate) on such effectively connected gain, as adjusted for certain items.

        Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower applicable treaty rate), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        With respect to the third bullet point above, as a condition to the Offer, LeapFrog is required to certify that the Shares do not constitute USRPIs. Even if the Shares would otherwise be classified as USRPIs, gain realized on the disposition of the Class A Shares in the Offer or the Merger by a non-U.S. holder of the Class A Shares will not be subject to U.S. federal income tax if the Shares are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of the outstanding Class A Shares throughout the shorter of the five-year period ending at the time of the Class A disposition of those Shares in the Offer (or at the effective time of the Merger) or the non-U.S. holder's holding period. Non-U.S. holders owning (actually or constructively) more than 5% of the Class A Shares should consult their own tax advisors regarding the U.S. federal income tax considerations of the Offer and the Merger.

        Non-U.S. holders should also consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

        Information Reporting and Backup Withholding.    Payments made to non-U.S. holders in the Offer and the Merger may be subject to information reporting and backup withholding. Non-U.S. holders generally can avoid backup withholding and information reporting by providing the Depositary with the applicable and properly executed IRS Form W-8 certifying the holder's non-U.S. status or by otherwise establishing an exemption. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

6. Price Range of the Shares; Dividends on the Shares

        The Class A Shares are listed and traded on The New York Stock Exchange (the "NYSE") under the symbol "LF." LeapFrog has informed the Purchaser that, as of the close of business on February 4, 2016, an aggregate 66,589,763 Class A Shares were issued and outstanding. The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Class A Shares on the NYSE, based on published financial sources.

	High	Low
Fiscal Year Ended December, 2013
First Quarter	$10.17	$8.15
Second Quarter	$10.34	$7.88
Third Quarter	$11.95	$8.42
Fourth Quarter	$9.70	$7.40
Three Months Ended March 31, 2014	$8.05	$6.10
Fiscal Year Ended March 31, 2015
First Quarter	$7.69	$6.48
Second Quarter	$7.85	$5.94
Third Quarter	$6.35	$4.45
Fourth Quarter	$4.80	$2.10
Fiscal Year Ending March 31, 2016
First Quarter	$2.48	$1.37
Second Quarter	$1.50	$0.66
Third Quarter	$1.15	$0.61
Fourth Quarter (as of March 2, 2016)	$0.98	$0.5174

        On February 4, 2016, the last full trading day before public announcement of the Merger Agreement, the closing price reported on the NYSE of Class A Shares was $0.57 per share. On March 2, 2016, the last full trading day before the commencement of the Offer, the closing price of Class A Shares reported on the NYSE was $0.98 per share. Stockholders are urged to obtain a current market quotation for the Shares.

        As of the quarter ended December 31, 2015, LeapFrog had never declared or paid any cash dividends on its capital stock. The Merger Agreement provides that, without VTech's prior written consent, from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the effective time of the Merger, LeapFrog may not declare, set aside or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to its capital stock, including the Shares. Accordingly, LeapFrog will not declare or pay any quarterly cash dividends during the pendency of the Merger Agreement. LeapFrog is not expected to declare or pay cash dividends after completion of the Offer.

7. Effect of the Offer on the Market for the Class A Shares; NYSE Listing; Exchange Act Registration; Margin Regulations

        Market for the Class A Shares.    If the Offer is successful, there will be no market for the Class A Shares because the Purchaser intends to consummate the Merger as soon as practicable following the acceptance for payment of Shares in the Offer.

        NYSE Listing.    The Class A Shares are currently listed on the NYSE. Immediately following the completion of the Merger, the Class A Shares will no longer meet the requirements for continued listing on NYSE because the only stockholder will be VTech or its affiliates. The NYSE requires, among other things, that any listed shares of common shares have at least 400 total stockholders. Immediately following the consummation of the Merger we intend and will cause the surviving corporation to delist the Class A Shares from the NYSE.

        Exchange Act Registration.    The Class A Shares are currently registered under the Exchange Act. The purchase of the Class A Shares in the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated if the Class A Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Class A Shares.

        Termination of registration of the Class A Shares under the Exchange Act would substantially reduce the information required to be furnished by LeapFrog to its stockholders and would make certain provisions of the Exchange Act no longer applicable to LeapFrog, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement to furnish an annual report to stockholders. Furthermore, the ability of "affiliates" of LeapFrog and persons holding "restricted securities" of LeapFrog to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, could be impaired or eliminated. We expect LeapFrog will apply for termination of registration of the Class A Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

        Margin Regulations.    The Class A Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Class A Shares and stock quotations, it is possible that, following the Offer, the Class A Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning LeapFrog

        LeapFrog.    LeapFrog is a Delaware corporation. According to its Annual Report on Form 10-K for the year ended December 31, 2014 and other publicly available information, LeapFrog is a leading developer of educational entertainment for children with a product portfolio consisting of multimedia learning platforms and related content and learning toys. The corporate headquarters are located in Emeryville, California.

        LeapFrog's legal name as specified in its certificate of incorporation is LeapFrog Enterprises, Inc. LeapFrog's principal executive offices are located at 6401 Hollis Street, Suite 100, Emeryville, California 94608-1463. The telephone number of LeapFrog at that office is (510) 420-5000.

        Available Information.    LeapFrog is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning LeapFrog's directors and officers, their remuneration, options and restricted stock units granted to them, the principal holders of LeapFrog's securities and any material interests of such persons in transactions with LeapFrog is required to be disclosed in proxy statements distributed to LeapFrog's stockholders and filed with the SEC. Certain information filed by LeapFrog with the SEC is available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of reports, proxy statements and other information filed by LeapFrog with the SEC may be obtained by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to LeapFrog that has been filed via the EDGAR system.

9. Certain Information Concerning VTech, VTech US and the Purchaser

        VTech, VTech US and the Purchaser.    VTech is the global leader in electronic learning products from infancy to preschool and the world's largest manufacturer of cordless phones. It also provides contract manufacturing services. VTech's total revenues for the most recent fiscal year ended March 31, 2015 were approximately $1.9 billion. VTech's principal executive offices are located at 23rd Floor, Tai Ping Industrial Centre, Block 1, 57 Ting Kok Road, Tai Po, New Territories, Hong Kong. The telephone number of VTech at such office is (852) 2680 1000.

        The Purchaser is a Delaware limited liability company that was formed in 2016 for the sole purpose of acquiring LeapFrog. Other than in connection with the Merger Agreement or the Offer, since its formation, the Purchaser has not commenced business operations. If the Purchaser accepts Shares for purchase in the Offer, the sole purpose of the Purchaser will be to complete the Offer and the Merger. The Purchaser is an indirect wholly-owned subsidiary of VTech. Until immediately before the time the Purchaser accepts Shares for purchase in the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. The Purchaser's legal name as specified in its certificate of formation is Bonita Merger Sub, L.L.C. The Purchaser's principal executive offices are located at 1156 W. Shure Drive, #200, Arlington Heights, IL 60004. The telephone number of the Purchaser at that office is (847) 400-3600.

        The Purchaser is a direct wholly-owned subsidiary of VTech USA Holdings, L.L.C., a Delaware limited liability company ("VTech US"), and VTech US is an indirect wholly-owned subsidiary of VTech. VTech US is a holding company through which VTech owns its businesses that conduct operations in the United States. The principal offices of VTech US are located at 1156 W. Shure Drive, #200, Arlington Heights, IL 60004. The telephone number of VTech US's principal offices is (847) 400-3600.

        The name, citizenship, business address, current principal occupation or employment and five-year employment history of each of the directors and executive officers of VTech, the Purchaser and VTech US are set forth in Schedule I hereto.

        Dr. Allan WONG Chi Yun, Chairman and Group Chief Executive Officer, is the beneficial owner of 866,676 Class A Shares. Dr. Wong acquired these shares between February 11, 2015 and March 6, 2015. In addition, as a result of entering into Support Agreements described in Section 13—"The Merger Agreement; Other Agreements", VTech, VTech USA Holdings, L.L.C. and the Purchaser may be deemed to beneficially own 3,036,182 Class A Shares. Except as described in this Offer to Purchase,

(i) neither VTech, the Purchaser, VTech US, nor any of the persons or entities listed in Schedule I or any associate or other majority-owned subsidiary of VTech, the Purchaser or VTech US or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of LeapFrog and (ii) neither VTech, the Purchaser, VTech US, nor any of the persons or entities referred to in clause (i) above, has effected any transaction in the Shares or any other equity securities of LeapFrog during the past 60 days.

        Except as set forth in this Offer to Purchase, neither VTech, the Purchaser, VTech US, nor any of the persons or entities listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with LeapFrog or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years there have been no negotiations, transactions or material contacts between VTech or any of its subsidiaries (including the Purchaser) or any of the persons or entities listed in Schedule I to this Offer, on the one hand, and LeapFrog or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors of LeapFrog or a sale or other transfer of a material amount of assets of LeapFrog. None of VTech or the Purchaser or the persons or entities listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of VTech, the Purchaser, VTech US or the persons or entities listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, VTech, VTech US and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Copies of the Schedule TO and the exhibits thereto, as well as other information filed by VTech, VTech US and the Purchaser with the SEC may be obtained by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 100 F Street, N.E., Washington D.C. 20549. The SEC also maintains a website at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information relating to VTech, VTech US and the Purchaser that has been filed with the SEC via the EDGAR system.

10. Source and Amount of Funds

        Completion of the Offer is not conditioned upon obtaining financing. VTech, VTech US and the Purchaser estimate that the total funds required to complete the Offer and the Merger will be approximately $72.0 million, plus any related transaction fees and expenses. The Purchaser will receive these funds from VTech or one or more of its subsidiaries. VTech intends to provide or cause the provision of such funds to the Purchaser out of available cash on hand.

        Because the only consideration to be paid in the Offer and the Merger is cash, the Offer is to purchase all issued and outstanding Shares and there is no financing condition to the completion of the Offer, we do not believe the financial condition of the Purchaser or VTech is material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

11. Background of the Offer; Past Contacts, Negotiations and Transactions

        The following is a description of material contacts between representatives of VTech and its affiliates and representatives of LeapFrog and other persons that resulted in the execution of the Merger Agreement and commencement of the Offer. For a review of LeapFrog's activities relating to these contacts, please refer to LeapFrog's Schedule 14D-9 being mailed to its stockholders with this Offer to Purchase.

  Background of the Offer.

        On November 1, 2015, Tom Kalinske, Vice Chairman of LeapFrog contacted Allan Wong, Chairman and Group Chief Executive Officer of VTech, by email to discuss a potential transaction with LeapFrog.

        On November 3, 2015, VTech and the LeapFrog executed a limited nondisclosure agreement that covered only the occurrence of an initial meeting between them to discuss a possible transaction. Following initial discussions among John Barbour, the Chief Executive Officer of LeapFrog, Mr. Wong and Mr. King Pang, the Group President of VTech, in Hong Kong on November 4, 2015, VTech indicated that it would be interested in engaging in further discussions with LeapFrog concerning a strategic transaction, but that it wished to limit the scope of confidential information exchanged.

        On November 19, 2015, Mr. Barbour and Mr. Wong met again to further discuss a potential transaction.

        On December 1, 2015, LeapFrog and VTech executed a nondisclosure agreement under which LeapFrog would share certain nonpublic information with VTech in connection with VTech's consideration of a potential transaction with LeapFrog.

        On December 3, 2015, senior management of LeapFrog, including Mr. Barbour, Raymond L. Arthur, Chief Financial Officer, and Gregory B. Ahearn, Chief Marketing Officer, and representatives of Morgan Stanley met with representatives of VTech, including Shereen Tong, Group Chief Financial Officer, and Nick Delany, Chairman of VTech US, and KPMG Corporate Finance Limited/KPMG Corporate Finance LLC (collectively, "KPMG") in San Francisco to present information concerning LeapFrog.

        On December 15, 2015, VTech submitted an Indication of Interest to acquire LeapFrog for a purchase price of $1.00 per share. Following submission of its proposal, VTech was invited to engage in further due diligence in LeapFrog's electronic data room and to schedule informational and diligence sessions with senior management of LeapFrog.

        On December 16, 2015, LeapFrog and VTech executed a nondisclosure agreement which amended and restated the prior agreement between the parties and expanded the scope of information that could be discussed and shared in a confidential manner.

        On December 29, 2015, Mr. King Pang met with senior management of LeapFrog, including Messrs. Barbour and Ahearn, in San Francisco. On the same day, representatives of Morrison & Foerster LLP, counsel to LeapFrog ("Morrison & Foerster"), and Orrick, Herrington & Sutcliffe LLP ("Orrick"), counsel to VTech, had a call to discuss the general outline of a possible transaction involving LeapFrog and VTech, including whether the Class B holders were supportive of a strategic transaction involving LeapFrog.

        On December 31, 2015, a form of merger agreement proposed by LeapFrog was submitted to VTech for comment, which form provided for a two-step transaction entailing a tender offer followed by a merger.

        On January 11 and January 12, 2016, a series of due diligence meetings took place in Palo Alto, California among senior management of LeapFrog, including Messrs. Barbour, Arthur and Kenneth A. Adams, Senior Vice President, Sales, and senior management of VTech and VTech US, including Mr. Wong, Ms. Tong and Mr. Delany, representatives of Morgan Stanley and KPMG, and representatives of Morrison & Foerster and Orrick. During these meetings, representatives of Orrick inquired whether the Class B holders were supportive of a transaction.

        On January 16, 2016, Morrison & Foerster informed Orrick that the representatives of Class B holders advised representatives of LeapFrog that the Class B holders would be willing to discuss the possibility of supporting a strategic transaction involving LeapFrog if the terms of the transaction were relatively finalized and had the broad support of the LeapFrog board of directors.

        Also on January 22, 2016, representatives of Orrick submitted a detailed markup of the merger agreement on behalf of VTech, and a form of tender and support agreement.

        On January 26, 2016, representatives of Morrison & Foerster transmitted a revised draft of the merger agreement to Orrick.

        On January 28, 2016, representatives of Morrison & Foerster and Orrick had a discussion concerning the structure of the proposed transaction. Through both representatives of Orrick and representatives of KPMG, VTech advised that it was targeting completion of negotiations by February 3, 2016, in time to permit it to finalize preparations for a board meeting to consider approving a transaction with LeapFrog on or before February 5, 2016, the last business day before the beginning of the Chinese New Year holidays. Through its representatives, VTech indicated that, if an agreement were not concluded by February 5, 2016, it might be necessary to postpone further discussions and negotiations for up to two weeks, because of such holidays and related travel schedules of employees and management. On this same day, Morrison & Foerster informed Orrick that the representatives of Class B holders advised representatives of Morrison & Foerster that the Class B holders would entertain a tender offer at $1.00 per share but would not sign an agreement legally committing them to tender their shares in an offer.

        On January 28, 2016, representatives of Morgan Stanley had a conversation with representatives of KPMG. The Morgan Stanley representatives reviewed with KPMG the existence of another Indication of Interest from a third party at $1.20 per share, and requested that VTech increase its Indication of Interest to $1.20 per share.

        On January 29, 2016, VTech and KPMG representatives discussed LeapFrog's request that VTech increase its Indication of Interest to $1.20 per share. As a result of the findings of the LeapFrog financial and operational due diligence, and after deliberation by VTech's Executive Board, VTech believed the continuing deterioration of LeapFrog's business since mid-December 2015 potentially merited a lower price per share and elected not to increase its per share offer of $1.00.

        Also on January 29, 2016, VTech submitted a markup of the merger agreement, and a tender and support agreement to be executed by directors and senior officers of LeapFrog and the Class B holders. In a conversation between representatives of KPMG and representatives of Morgan Stanley, the KPMG representatives relayed that VTech was unwilling to increase its Indication of Interest above $1.00 per share, and stated that VTech was willing to remain at $1.00 per share for the reasons stated in the above paragraph. VTech also reiterated the importance of concluding negotiations on or before February 5, 2016 if LeapFrog desired to enter into a transaction with VTech before mid-to late February.

        On January 30, 2016, representatives of Orrick transmitted a draft of a tender and support agreement to be executed by Class B holders to Morrison & Foerster.

        Between January 30, 2016 and February 4, 2016, representatives of Morrison & Foerster and Orrick exchanged multiple drafts of the merger agreement and conducted multiple discussions of the terms and conditions contained in the merger agreement and in the proposed form of tender and support agreement. During the course of the discussions, a determination was made by VTech and by the Class B holders that no tender and support agreement from the Class B holders would be required, or available, in connection with the transaction.

        On the evening of Thursday, February 4, 2016, representatives of LeapFrog informed representatives of VTech that its proposal had been accepted by the LeapFrog board of directors and the definitive merger agreement and the other transaction documents had been approved.

        During the evening of Thursday, February 4 and the early morning of February 5, 2016, representatives of Morrison & Foerster and Orrick finalized the Merger Agreement. On February 5, 2016, VTech, the Purchaser and LeapFrog executed the Merger Agreement.

        Also on Friday, February 5, 2016, LeapFrog and VTech issued a joint press release announcing the execution of the Merger Agreement. The press release is filed as Exhibit (a)(1)(F) to the Schedule TO.

12. Purpose of the Offer; Plans for LeapFrog; Other Matters

        Purpose of the Offer.    The purpose of the Offer is to enable VTech and the Purchaser to acquire control of, and would be the first step in VTech's acquisition of the entire equity interest in LeapFrog. The purpose of the Merger is to acquire all issued and outstanding Shares not purchased in the Offer or otherwise. The Merger will be effected pursuant to Section 251(h) of the DGCL. Accordingly, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Merger will become effective as soon as practicable following the completion of the Offer, without a vote of LeapFrog's stockholders in accordance with Section 251(h) of the DGCL.

        If the Merger is completed, VTech will indirectly own 100% of the equity interests in LeapFrog and will be entitled to all of the benefits resulting from that interest. These benefits include complete control of LeapFrog and entitlement to any increase in its value. Similarly, VTech would also bear the risk of any losses incurred in the operation of LeapFrog and any decrease in the value of LeapFrog.

        LeapFrog stockholders who sell their Shares in the Offer will cease to have any equity interest in LeapFrog and to participate in any future growth in LeapFrog. If the Merger is completed, the current stockholders of LeapFrog will no longer have an equity interest in LeapFrog and instead will have only the right to receive an amount in cash equal to the Per Share Amount, or to the extent stockholders are entitled to and properly exercise appraisal rights under the DGCL, the amounts to which such stockholders are entitled under the DGCL. See Section 13—"The Merger Agreement; Other Agreements." Similarly, the current stockholders of LeapFrog will not bear the risk of any decrease in the value of LeapFrog after selling their Shares in the Offer or the Merger.

        Plans for LeapFrog.    Except as disclosed in this Offer to Purchase as set forth in this paragraph, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of LeapFrog, the disposition of securities of LeapFrog, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving LeapFrog or its subsidiary, or the sale or transfer of a material amount of assets of LeapFrog or its subsidiary. After completion of the Offer and the Merger, LeapFrog will be an indirect wholly-owned subsidiary of VTech. After completion of the Offer and the Merger, VTech expects to operate LeapFrog's facilities in the same manner as our other facilities, using the best capabilities of LeapFrog and VTech to optimize operations, including making investments where appropriate. VTech cannot speculate on future activities, and it reserves the right to change its plans and intentions at any time, as it deems appropriate.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions, and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 will not be applicable to the Merger because we were not, at the time the Merger Agreement was executed, and are not, an affiliate of LeapFrog (for purposes of the Exchange Act); it is anticipated that the Merger will be effected as soon as practicable, following completion of the Offer; and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 would otherwise require, among other things, that certain financial information concerning LeapFrog and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders before completion of a transaction.

        Appraisal Rights.    Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is completed, holders of the Shares immediately before the effective time of the Merger who have properly made a demand for appraisal and who comply with the applicable procedures in Section 262 of the DGCL will be entitled to a judicial determination of the fair value of their Shares (excluding any appreciation or depreciation in anticipation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any, in lieu of receiving the Per Share Amount for their Shares. The value so determined could be more or less than the Per Share Amount.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 filed by LeapFrog will constitute the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should carefully review the discussion of procedures required to be followed to demand and perfect appraisal rights under Section 262 of the DGCL in the Schedule 14D-9 as well as the provisions of Section 262 of the DGCL, attached as Annex B to the Schedule 14D-9, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

        The foregoing summary of the appraisal rights of stockholders in the Merger under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise appraisal rights available under the DGCL in connection with the Merger and is qualified in its entirety by reference to "Item 8 Additional Information to be Furnished—Appraisal Rights" contained in the Schedule 14D-9 and to Section 262 of the DGCL. The perfection of appraisal rights requires strict adherence to the applicable provisions of the DGCL. If the Merger occurs and a stockholder withdraws or loses his or her right to appraisal, such holder will only be entitled to receive the Per Share Amount.

13. The Merger Agreement; Other Agreements

  Merger Agreement

        The following summary of certain provisions of the Merger Agreement is qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as an exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8—"Certain Information Concerning LeapFrog." Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

        The Offer.    The Merger Agreement provides that the Purchaser will commence the Offer as promptly as practicable and in any event prior to 11:59 P.M., Eastern Standard Time on March 3, 2016 and that, as promptly as practicable on the later of (i) the earliest date as of which the Purchaser is permitted under applicable law to accept for payment Shares tendered pursuant to the Offer and not validly withdrawn, and (ii) the earliest date as of which each of the conditions that are described in Section 14—"Conditions of the Offer" shall have been satisfied or waived, the Purchaser shall (and

VTech shall cause the Purchaser to) accept for payment all Shares tendered pursuant to the Offer and not validly withdrawn.

        VTech and the Purchaser expressly reserved the right to increase the Per Share Amount or to make any other changes in the terms and conditions of the Offer, except that without LeapFrog's prior written approval neither VTech nor the Purchaser is permitted to (i) change or waive the Minimum Condition; (ii) decrease the number of Shares sought to be purchased by the Purchaser in the Offer; (iii) reduce the Per Share Amount to be paid pursuant to the Offer; (iv) extend or otherwise change the expiration date of the Offer (except as otherwise provided pursuant to the Merger Agreement and applicable law); (v) change the form of consideration payable in the Offer; (vi) impose any condition to the Offer in addition to the conditions that are described in Section 14—"Conditions of the Offer," or amend, modify or supplement any of the conditions that are described in Section 14—"Conditions of the Offer" in any manner adversely affecting, or that would reasonably be expected to have an adverse effect on, any of the holders of LeapFrog Shares; or (vii) amend, modify or supplement any of the terms of the Offer in a manner adverse in any respect to the holders of LeapFrog Shares.

        The Merger Agreement provides that if, on the initial expiration date of the Offer or any subsequent date as of which the Offer is scheduled to expire, any condition to the Offer is not satisfied and has not been waived, then (i) the Purchaser may extend (and re-extend) the Offer and its expiration date beyond the initial expiration date for one or more additional periods of up to 10 business days each ending no later than July 5, 2016, to permit such condition to be satisfied and (ii) to the extent requested by LeapFrog from time to time, the Purchaser shall extend (and re-extend) the Offer and its expiration date beyond the initial expiration date or such subsequent date for one or more periods ending no later than July 5, 2016, to permit such condition to be satisfied.

        The Offer may not be terminated prior to the initial expiration date, or any subsequent date as of which the Offer is scheduled to expire, unless the Merger Agreement is validly terminated in accordance with its terms.

        Board of Directors.    Following the Acceptance Time, VTech will be entitled to designate the total number of directors, rounded up to the next whole number, that is equal to the product of (i) the total number of directors on the LeapFrog board of directors multiplied by (ii) the percentage that the number of Shares purchased by the Purchaser pursuant to the Offer bears to the total number Shares outstanding at the Acceptance Time and LeapFrog is required to cause VTech's designees to be elected or appointed to the LeapFrog board of directors, including by securing the resignation of directors or increasing the size of the LeapFrog board of directors (or both) to the extent necessary to permit VTech's designees to be elected or appointed to the LeapFrog board of directors in accordance with the Merger Agreement. However, prior to the effective time of the Merger, the LeapFrog board of directors shall always have at least two Continuing Directors. At such time, LeapFrog is required to also cause individuals designated by VTech to constitute the number of members, rounded up to the next whole number, on (A) each committee of the LeapFrog board of directors and (B) as requested by VTech, each board of directors of each subsidiary of LeapFrog (and each committee thereof) that represents the same percentage as such individuals represent on the LeapFrog board of directors. For purposes of the Merger Agreement, "Continuing Director" means any member of the board of directors of LeapFrog, while such person is a member of the board of directors of LeapFrog, who is not an affiliate, representative or designee of VTech or the Purchaser and was a member of the board of directors of LeapFrog prior to the date of the Merger Agreement and who is independent for purposes of Rule 10A-3 under the Exchange Act and also eligible to serve on LeapFrog's audit committee under the Exchange Act and NYSE rules, and at least one of whom must be an "audit committee financial expert" as defined in Item 407(d)(5(ii) of Regulation S-K and its instructions, and any successor of a Continuing Director who satisfied the independence requirements mentioned above while such successor is a member of the board of directors of LeapFrog, who is not an affiliate, representative or designee of VTech or the Purchaser and was recommended or elected to succeed such Continuing Director by a majority of Continuing Directors.

        LeapFrog's obligation to cause VTech's designees to be elected or appointed to the LeapFrog board of directors is subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

        The Merger.    The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the effective time of the Merger:

  •
  the Merger shall be effected pursuant to Section 251(h) of the DGCL;

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  the Purchaser will be merged with and into LeapFrog;

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  LeapFrog will continue as the surviving corporation of the Merger (which we refer to as the "surviving corporation"); and

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  all property, rights, privileges, powers and franchises of LeapFrog and the Purchaser will vest in the surviving corporation and all of their debts, liabilities and duties will become debts, liabilities and duties of the surviving corporation.

        At the effective time of the Merger, the certificate of incorporation of the surviving corporation will be amended and restated to conform to the certificate of incorporation of the Purchaser as in effect immediately prior to the Merger, except that the name of the surviving corporation will be "LeapFrog Enterprises, Inc." and the bylaws of the surviving corporation will be amended and restated to conform to the bylaws of the Purchaser as in effect immediately prior to the Merger.

        Conditions to Completion of the Merger.    The respective obligations of VTech and the Purchaser and LeapFrog to complete the Merger are subject to the satisfaction of the following conditions:

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  the Purchaser has accepted for payment and paid for all Shares validly tendered and not properly withdrawn in the Offer;

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  If the adoption of the Merger Agreement by the holders of Shares is required by applicable law, the Merger Agreement shall have been adopted by the requisite vote of such holders;

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  the consummation of the Merger has not been prevented by any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition; and

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  no action has been taken by any government, governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body of competent jurisdiction (in each case whether federal, state, county, provincial, and whether foreign or local), and no statute, rule, regulation or order has been enacted, entered, enforced or deemed applicable to the Merger, which prohibits, makes illegal, or enjoins the consummation of the Merger.

        Conversion of Shares.    At the effective time of the Merger, by virtue of the Merger and without any further action:

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  any Shares then held by LeapFrog or any wholly-owned subsidiary of LeapFrog (or held in LeapFrog's treasury) will automatically be cancelled and retired and cease to exist, and no consideration shall be paid in exchange for such Shares;

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  any Shares then held by VTech, the Purchaser or any other wholly-owned subsidiary of VTech will automatically be cancelled and retired and cease to exist, and no consideration shall be paid in exchange for such Shares;

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  except as provided in two bullet points above and subject to the provisions in the Merger Agreement, each Share then outstanding (including any outstanding Shares subject to any repurchase rights in favor of LeapFrog which, by their terms, would lapse as of the effective time of the Merger, but excluding any Shares outstanding immediately prior to the effective time of the Merger that are held by stockholders who have demanded appraisal rights in compliance with Section 262 of the DGCL) will be converted into the right to receive, in cash, without interest, the Per Share Amount; and

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  each share of common stock of the Purchaser then outstanding will be converted into one newly issued, fully paid and non-assessable share of the common stock of the surviving corporation, and each certificate representing ownership of such shares of common stock of the Purchaser will represent ownership of shares of common stock of the surviving corporation.

        At the effective time of the Merger, the Shares will no longer be outstanding and will cease to exist, and each holder of a certificate representing Shares will cease to have any rights with respect thereto, except the right to receive the Per Share Amount, subject to any withholding of taxes required by applicable law, upon the surrender of such certificate. Prior to the effective time of the Merger, VTech will cause to be made available to the paying agent for the Merger the aggregate consideration to be paid to holders of Shares in the Merger.

        Options.    Each option that is outstanding and which by its terms be exercisable at the effective time of the Merger will be cancelled as of the effective time of the Merger in exchange for a cash payment equal to the amount by which the Per Share Amount exceeds the per share exercise price of such option (except for options for which the exercise price is greater than or equal to the Per Share Amount, which will be cancelled for no consideration) multiplied by the number of Shares subject to such options, subject to applicable tax withholding.

        Restricted Stock Units.    Each restricted stock unit that is outstanding immediately prior to the effective time of the Merger and which by its terms will vest as of the effective time of the Merger will be converted into a right to receive the Per Share Amount. Solely with respect to restricted stock units held by certain designated executive officers, upon termination of employment of such holder following the effective time of the Merger and upon the satisfaction of all of the conditions otherwise necessary for such vesting acceleration in accordance with the existing rights of such holder, VTech will cause LeapFrog to settle the rights that would otherwise have been represented by such vesting acceleration with a payment of the Per Share Amount.

        Unvested Restricted Stock.    LeapFrog is required to take all action necessary to ensure that each Share outstanding immediately prior to the effective time of the Merger that constitutes unvested restricted stock of LeapFrog which would not otherwise become vested as of the effective time of the Merger to be repurchased in accordance with the terms of the applicable equity plan, with the result that no such Share will remain subject to repurchase rights in favor of LeapFrog following the effective time of the Merger.

        Employee Stock Purchase Plan.    LeapFrog will take the necessary actions with respect to the Amended and Restated 2002 Employee Stock Purchase Plan ("ESPP") so that (i) the ending date of the current offering period shall occur prior to the effective time of the Merger (the "Final Purchase Date") and all outstanding purchase rights (if any) shall be automatically exercised on the Final Purchase Date by applying the payroll deductions of each then current participant to the purchase of whole Shares in accordance with the terms of the ESPP, (ii) as of the Final Purchase Date, the ESPP shall be suspended, and no offering periods or purchase periods will be thereafter commenced and no payroll deductions or other contributions will be thereafter made or effected with respect to the ESPP, (iii) notice will be given to participants in the ESPP prior to the Final Purchase Date describing the treatment of the ESPP pursuant to the Merger Agreement, and (iv) the ESPP will terminate effective upon the effective time of the Merger.

        Representations and Warranties.    The Merger Agreement contains representations and warranties made by LeapFrog to VTech and the Purchaser and representations and warranties made by VTech and the Purchaser to LeapFrog. The assertions embodied in the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties not set forth in the Merger Agreement. The representations and warranties set forth in the Merger Agreement may also be subject to a contractual standard of materiality different from that generally applicable to investors under federal securities laws. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

        In the Merger Agreement, LeapFrog has made customary representations and warranties to VTech and the Purchaser with respect to, among other things:

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  corporate matters related to LeapFrog and its subsidiary, such as organization, standing, power and authority;

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  its capitalization;

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  the validity of the Merger Agreement, including approval by LeapFrog's board of directors;

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  required consents and approvals, and no violations of laws, governance documents or agreements;

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  financial statements and public SEC filings;

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  conduct of business in the ordinary course of business consistent with past practice and the absence of a Material Adverse Effect;

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  indebtedness and the absence of undisclosed liabilities;

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  litigation and administrative proceedings;

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  the information supplied by LeapFrog included in this Offer to Purchase and the Schedule 14D-9;

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  brokers' fees and expenses;

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  internal controls and compliance with the Sarbanes-Oxley Act of 2002;

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  employee benefit plans, ERISA matters and certain related matters;

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  labor and other employment matters;

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  the opinion of its financial advisor;

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  taxes;

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  environmental matters;

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  required filings, compliance with laws and permits;

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  intellectual property;

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  material contracts;

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  real property;

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  insurance;

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  related party transactions;

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  takeover provisions;

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  title to assets and real property leases and the absence of certain liens or encumbrances;

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  books and records; and

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  compliance with anti-corruption laws.

        Some of the representations and warranties in the Merger Agreement made by LeapFrog are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, a "Company Material Adverse Effect" means any event, change, circumstance, occurrence, effect or state of facts that (i) is or would reasonably be expected to have a material adverse effect on the business, assets and liabilities (taken together), operations or financial condition of LeapFrog and its subsidiaries, taken as a whole or (ii) materially impairs the ability of LeapFrog to consummate the Offer, the Merger of any of the other transactions contemplated by the Agreement. The definition of "Company Material Adverse Effect" excludes from clause (i) the following, either alone or in combination:

  •
  any adverse effect arising from any facts, circumstances or conditions generally affecting the consumer electronic learning toy industry, or the economy or the financial or securities markets, in each case in the United States;

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  any adverse effect arising from any act of terrorism, war, calamity or act of God;

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  any adverse effect (including any loss of employees, any cancellation of or delay in customer orders and any litigation) directly arising from the announcement of the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement;

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  any failure of LeapFrog to meet internal or analysts' expectations or projections, in and of itself (but not the underlying cause of the failure);

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  any decline in LeapFrog's stock price, in and of itself (but not the underlying cause of such decline); or

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  any adverse effect arising from any change in any Law (as defined in the Merger Agreement) or GAAP;

provided, however, that with respect to the first, second and last bullets, the factors described therein shall be taken into account only to the extent that such event, change, circumstances, occurrence, effect or state of facts is disproportionately adverse to LeapFrog and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which LeapFrog and its subsidiaries operate.

        However, if any of the following occur with respect to LeapFrog or any of its subsidiaries, such event, change, circumstance, occurrence, effect or state of facts shall, in and of itself, be deemed to constitute a "Company Material Adverse Effect" for purposes of this definition: any adoption, entering into or filing of or with respect to a plan of complete or partial liquidation, dissolution or corporate restructuring or other reorganization, including any Chapter 11 plan of reorganization pursuant to the United States Bankruptcy Code.

        In the Merger Agreement, VTech and the Purchaser have made customary representations and warranties to LeapFrog with respect to, among other things:

  •
  corporate matters, such as organization, standing, power and authority;

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  ownership of the Purchaser by VTech;

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  the validity of the Merger Agreement;

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  required consents and approvals, and no violations of laws, governance documents or agreements;

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  the information supplied by VTech or the Purchaser for inclusion in the solicitation/recommendation statement filed on Schedule 14D-9;

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  sufficiency of funds;

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  absence of legal proceedings that would be reasonably be expected to have a Parent Material Adverse Effect; and

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  corporate approvals required in connection with the Offer and the Merger.

        For purposes of the Merger Agreement, "Parent Material Adverse Effect" means any event, change, circumstance, occurrence, effect or state of facts that materially impairs the ability of VTech and the Purchaser to consummate the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement.

        None of LeapFrog's representations and warranties contained in the Merger Agreement or in any certificate delivered pursuant to the Merger Agreement or in connection with any of the transactions contemplated by the Merger Agreement survives the effective time of the Merger. This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the Merger.

        Conduct of Business of LeapFrog Pending Closing.    Except as required by applicable laws or the Merger Agreement, or as otherwise agreed by the parties, unless VTech has otherwise agreed in writing, from the date of the Merger Agreement until the effective time of the Merger, LeapFrog has agreed that it will, and will cause each of its subsidiaries to:

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  maintain its existence in good standing under applicable laws;

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  conduct its operations in the ordinary and usual course of business consistent with past practice;

  •
  to the extent consistent therewith, use commercially reasonable efforts to keep available the services of its and its subsidiaries' current officers and employees; and

  •
  preserve its and its subsidiaries present relationships with customers, suppliers, distributors, licensors, licensees and others having business relationships with LeapFrog.

        In addition, except as required by applicable law or as otherwise agreed by the parties, or otherwise consented to in writing by VTech, from the date of the Merger Agreement until the effective time of the Merger, neither LeapFrog nor any of its subsidiaries will, among other things and subject to certain exceptions set forth in the Merger Agreement:

  •
  amend its organizational documents;

  •
  split, combine or reclassify any Shares or other securities of LeapFrog or (ii) declare, set aside or pay any dividend or distribution (whether payable in cash, stock or property) with respect to, or enter into any contract with respect to the voting of, any Shares (other than dividends from its direct or indirect wholly-owned subsidiaries);

  •
  form any subsidiary or acquire any equity interest in any other entity or make any loans, advances or capital contributions to, or investments in, any other entity, other than LeapFrog or any direct or indirect wholly-owned subsidiary of LeapFrog;

  •
  issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock, other than (i) the issuance of options to purchase Shares granted pursuant to LeapFrog's 2002 and 2011 equity incentive plans and the non-employee directors stock purchase plan in the ordinary course of business consistent with past practice, (ii) the issuance of Shares upon the exercise of options outstanding as of the date of the Merger Agreement in accordance with their terms, (iii) the issuance of securities of LeapFrog upon the settlement of restricted stock units outstanding as of the date of the Merger Agreement in accordance with their terms, (iv) the issuance of equity awards pursuant to the ESPP in the ordinary course of business consistent with past practice, and (v) the issuance of Shares upon the exercise of any convertible or exchangeable securities, options, warrants or rights issued or granted to LeapFrog that are outstanding as of the date of the Merger Agreement in accordance with their respective terms;

  •
  transfer, sell, lease, license or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, including the capital stock or other equity interests in any subsidiary of LeapFrog) to any third party, or mortgage or otherwise encumber, any of its assets, other than (i) sales of inventory in the ordinary course of business consistent with past practice or (ii) pursuant to the express terms of any written contracts or commitments existing as of the date of the Merger Agreement;

  •
  repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Shares or other securities of LeapFrog, except Shares repurchased from employees or consultants or former employees or consultants of LeapFrog pursuant to the exercise of repurchase rights existing as of the date of the Merger Agreement;

  •
  incur, create, assume or otherwise become liable for, or repay or prepay any indebtedness for borrowed money or guarantee any such indebtedness, or amend, modify or refinance any such indebtedness, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of LeapFrog or any subsidiaries;

  •
  adopt or amend any employee benefit plans or increase the compensation or fringe benefits of any employee (except for (i) amendments required to comply with applicable laws and (ii) increases required pursuant to any contract or benefit plan of LeapFrog or any of its subsidiaries in effect on the date of the Merger Agreement);

  •
  hire (i) employees at the executive level or higher or (ii) other than in the ordinary course of business consistent with past practice, any other employees;

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  amend or prematurely terminate any material contracts or waive, release or assign any material rights under any material contracts (except in the ordinary course of business or where the amendment or termination of a material contract would not, in the good faith judgment of LeapFrog board of directors, have a material and adverse impact on LeapFrog and its subsidiaries, taken as a whole);

  •
  (i) change its financial or tax methods of accounting or accounting practices or principles, other than as required by a change in GAAP, (ii) revalue of any of its material assets or (iii) change its fiscal year;

  •
  settle or compromise any liability for taxes; file any amended return or claim for tax refund; make, revoke or modify any tax election; file any return other than on a basis consistent with past practice; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes; grant any power of attorney with respect to taxes; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, tax holiday or any closing or other similar agreement; or change any method of accounting for tax purposes;

  •
  make any capital expenditure that is not contemplated by the capital expenditure budget set forth in the LeapFrog's disclosure schedule in the Merger Agreement;

  •
  commence any legal proceeding (other than a legal proceeding as a result of a legal proceeding commenced against LeapFrog or any of its subsidiaries), or compromise, settle or agree to settle any legal proceeding (including any legal proceeding relating to the Merger Agreement or the transactions contemplated by the Merger Agreement), excluding compromises, settlements or agreements to settle any legal proceeding relating to employee severance or termination claims or disputes where the amount of such settlement, compromise or agreement to settle would not exceed $50,000 in the aggregate;

  •
  adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

  •
  fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of LeapFrog and its subsidiaries as in effect on the date of the Merger Agreement;

  •
  renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of LeapFrog or any of its subsidiaries;

  •
  enter into any new line of business outside of its existing business;

  •
  enter into any new lease, or amend the terms of any existing lease of real property;

  •
  take any action (or omit to take any action) if such action (or omission) was or is made with the intention that any of the conditions to the Offer or any conditions to the Merger set forth in the Merger Agreement would not be satisfied; or

  •
  enter into a binding agreement to do any of the foregoing.

        Access; Files and Records; Financial Reporting.    The Merger Agreement provides that (a) upon reasonable notice, LeapFrog shall, and shall cause each of its Subsidiaries to, afford VTech, the Purchaser and their respective authorized representatives reasonable access, during normal business hours throughout the period prior to the effective time of the Merger, to all of LeapFrog's and its Subsidiaries' respective properties, assets, contracts, commitments, personnel and books and records and, during such period, LeapFrog shall furnish promptly to VTech all available information concerning its business, properties and personnel as VTech may reasonably request (including a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and any Tax returns filed and those in preparation and the workpapers of its auditors); provided, however, that VTech will not be required to permit any inspection or other access, or to disclose any information, that would (a) violate any obligation of LeapFrog under any Contract with respect to confidentiality or privacy, (b) jeopardize protections afforded LeapFrog under the attorney-client privilege or the attorney work product doctrine, or (c) violate any Law. In the event LeapFrog does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to VTech in a way that would not violate the applicable Law, Contract or obligation or to waive such a privilege and seek to obtain any applicable waiver or consent to disclose such document or information. All information obtained by VTech and its representatives pursuant to this provision of the Merger Agreement shall be treated as "Confidential Information" for purposes of the non-disclosure agreement dated December 16, 2015 between VTech and LeapFrog.

        Pursuant to the Merger Agreement, LeapFrog is required to prepare and deliver to VTech a report with respect to (i) certain financial information set forth in a disclosure schedule to the Merger Agreement on a weekly basis (the "Weekly Report") (to be delivered on the fifth Business Day after the end of the relevant week) and (ii) certain financial information set forth in a disclosure schedule to the Merger Agreement on a monthly basis (the "Monthly Report") (to be delivered on the eighth Business Day of the subsequent month) throughout the period prior to the effective time of the Merger. The Weekly Report and the Monthly Report are each required to be prepared consistent with internal policies and procedures and past practices, and must be accompanied by supporting documentation reasonable acceptable to VTech establishing the basis upon which the line items in the Weekly Report and the Monthly Report were calculated by LeapFrog.

        Pursuant to the Merger Agreement, LeapFrog is also required prepare and deliver to VTech two business days prior to the Acceptance Time, (i) a reasonably detailed summary of the facts and circumstances, together with all material supporting written documentation, relating to any Retailer Deficiency (as defined below) proposed to be reflected by LeapFrog in the calculation of the Net Cash Balance (as defined below) set forth in the Net Cash Balance Certificate to be delivered by LeapFrog pursuant to the Merger Agreement and (ii) supporting documentation establishing the basis upon which each of the other line items (cash, cash equivalents, the total liabilities under the Bank of America loan facility and unpaid transaction expenses) in the calculation of Net Cash Balance set forth in the Net Cash Balance Certificate were calculated (the "Net Cash Balance Supporting Statement"). The Net Cash Balance Supporting Statement must be accompanied by a certificate of LeapFrog's Chief Financial Officer, dated as of the date of the Net Cash Balance Supporting Statement, to the effect that such Net Cash Balance Supporting Statement reflects accurately, as of the date of the certificate, the information set forth therein (including the facts and circumstances relating to any Retailer Deficiency) and otherwise meets the requirements of the Merger Agreement.

        "Net Cash Balance" means, as of any applicable date, the total consolidated cash and cash equivalents of LeapFrog and its subsidiaries minus the total consolidated liabilities of LeapFrog and its subsidiaries under the Bank of America loan facility minus the unpaid transaction expenses, in each case as of the applicable date, calculated by LeapFrog in good faith, which balance may be increased by the amount of any Retailer Deficiency.

        "Retailer Deficiency" means any reduction in cash receipts by LeapFrog from accounts receivable of LeapFrog attributable to a change in payment patterns and practices of retailer customers of LeapFrog directly arising from the announcement of the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement.

        Upon delivery to VTech of the Weekly Report, the Monthly Report or the Net Cash Balance Supporting Statement, LeapFrog is required to provide VTech with full access (with the right to make copies) during normal business hours, to the work papers of LeapFrog, its accountants or any of its other representatives related to the preparation of the Weekly Report, the Monthly Report or the Net Cash Balance Supporting Statement.

        No Solicitation of Transactions.    LeapFrog has agreed to immediately cease and cause to be terminated any existing discussions with any person that relate to any Acquisition Proposal (as defined below). LeapFrog has agreed that it will not, and will cause its Subsidiaries not to, and LeapFrog will not authorize or permit its and its subsidiaries' directors, officers, employees, advisors and other representatives to, directly or indirectly:

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  solicit or initiate from a third party or take any action to knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to any Acquisition Proposal;

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  conduct or engage in any discussions or negotiations with a third party concerning, or disclose or provide any non-public information regarding LeapFrog or any of its subsidiaries, or otherwise afford access to the business, properties, assets, books or records of LeapFrog, to any third party in response to, an Acquisition Proposal made or proposed to be made by such third party or knowingly assist, participate in, facilitate or encourage any effort by any third party that has proposed to make, or has made, any Acquisition Proposal; or

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  amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of LeapFrog or any of its Subsidiaries or approve any transaction under, or any third party becoming an "interested stockholder," under Section 203 of the DGCL.

        "Acquisition Proposal" means any proposal or offer with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of related transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction, or otherwise, of (A) assets or businesses of LeapFrog and its subsidiaries that generate 15% or more of the consolidated net revenues (for the 12-month period ending on the last day of LeapFrog's most recently completed fiscal quarter) or that represent 15% or more of the consolidated total assets (based on fair market value) of LeapFrog and its subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 15% or more of LeapFrog Shares or any resulting parent company of LeapFrog, in each case other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

        In addition, the Merger Agreement provides that neither LeapFrog's board of directors nor any committee thereof shall:

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  (A) withdraw (or modify or qualify in any manner adverse to VTech or the Purchaser) the LeapFrog Board Recommendation, (B) recommend or otherwise declare advisable the approval by LeapFrog stockholders of any Acquisition Proposal, or (C) formally resolve, agree or publicly propose to take any such actions (each such action being referred to as a "Change in Recommendation"); or

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  cause or permit LeapFrog or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract, except for an Acceptable Confidentiality Agreement (as defined below) (each, an "Alternative Acquisition Agreement"), in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, or resolve, agree or propose to take any such actions.

        However, notwithstanding anything to the contrary in the Merger Agreement, any time prior to the Acceptance Time, LeapFrog and its representatives may furnish information with respect to LeapFrog and its subsidiaries to the person making such Acquisition Proposal pursuant to the sixth bullet point below and participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal if:

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  LeapFrog receives a written Acquisition Proposal that the LeapFrog board of directors believes in good faith to be bona fide;

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  such Acquisition Proposal did not otherwise result from a breach of the "no solicitation" provisions of the Merger Agreement;

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  the LeapFrog board of directors determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal;

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  the LeapFrog board of directors determines in good faith (after consultation with outside counsel) that failure to furnish information with respect to LeapFrog and its subsidiaries to the person making such Acquisition Proposal would reasonably be expected to result in a breach by the LeapFrog board of directors of its fiduciary duties to the holders of Shares under applicable law;

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  prior to engaging in any negotiations with a third party concerning, or providing any material non-public information regarding LeapFrog to any third party in response to, an Acquisition Proposal, LeapFrog gives VTech written notice of the identity of such third party and of LeapFrog's intention to engage in negotiations with, or furnish material non-public information to, such third party (except to the extent LeapFrog is prohibited from giving VTech such notice of the identity of such third party by any confidentiality agreement entered into prior to the date of the Merger Agreement);

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  prior to providing any material non-public information regarding LeapFrog to any third party in response to an Acquisition Proposal, LeapFrog receives from such third party an executed confidentiality agreement that contains terms substantially similar to, and no less favorable to LeapFrog (including any standstill obligations), with respect to the confidentiality of LeapFrog's non-public information than the Confidentiality Agreement and (subject to the proviso in the fifth bullet point above) LeapFrog has provided VTech with a non-redacted copy of any such confidentiality agreement LeapFrog has executed (each an "Acceptable Confidentiality Agreement"); and

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  prior to or concurrent with providing any such material non-public information to such third party, LeapFrog makes such material non-public information available to VTech (to the extent such material non-public information has not been previously made available by LeapFrog to VTech).

        "Superior Proposal" means any bona fide binding written Acquisition Proposal not solicited in violation of the "no solicitation" provisions of the Merger Agreement that is fully financed or has fully committed financing that is determined in good faith by the LeapFrog board of directors, after consultation with LeapFrog's outside counsel and financial advisor and taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, to (i) contemplate a transaction that if consummated would be more favorable from a financial point of view to the holders of Shares than the Offer and the Merger and the other transactions contemplated by the Merger Agreement (which such determination shall take into account any adjustment to the terms and conditions proposed by VTech in response to such Acquisition Proposal pursuant to the Merger Agreement) and (ii) be reasonably likely to be completed on the terms proposed; provided, that for purposes of this definition of "Superior Proposal," references in the term "Acquisition Proposal" to 15% shall be deemed to be references to 50%.

        In addition, notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Acceptance Time, if the LeapFrog board of directors determines in good faith (after consultation with outside counsel) that failure to do so would reasonably be expected to result in a breach by the LeapFrog board of directors of its fiduciary duties to the holders of Shares under applicable law, taking into account all adjustments to the terms of the Merger Agreement that may be proposed in writing by VTech, the LeapFrog board of directors may (x) make a Change in Recommendation in response to a Superior Proposal not solicited in violation of the "no solicitation" provisions of the Merger Agreement, and (y) accept or recommend a Superior Proposal that did not result from a breach of the "no solicitation" provisions of the Merger Agreement and cause LeapFrog to terminate this Agreement in accordance with the Merger Agreement and concurrently enter into an Alternative Acquisition Agreement in response and with respect to such Superior Proposal.

        However, LeapFrog has agreed not to make a Change in Recommendation in response to a Superior Proposal or terminate the Merger Agreement pursuant to such Change in Recommendation unless:

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  LeapFrog notifies VTech in writing at least five days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms, or any other material term of such Superior Proposal shall require a new written notice by LeapFrog and a new five -day period); and

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  if VTech makes a binding, written proposal during such five-day period to adjust the terms and conditions of the Merger Agreement, the LeapFrog board of directors, after taking into consideration the adjusted terms and conditions of the Merger Agreement as proposed by

    VTech, determines in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make a Change in Recommendation or terminate the Merger Agreement, as applicable, would reasonably be expected to result in a breach of its fiduciary duties to the stockholders of LeapFrog under applicable law.

        During the five-day period prior to its effecting a Change in Recommendation or terminating the Merger Agreement as referred to above, LeapFrog shall, and shall cause its financial and legal advisors to, negotiate with VTech in good faith (to the extent VTech requests in writing to negotiate) regarding any revisions to the terms of the transactions contemplated by the Merger Agreement proposed by VTech. Notwithstanding anything to the contrary contained in the Merger Agreement, neither LeapFrog nor any of its subsidiaries may enter into any Alternative Acquisition Agreement unless the Merger Agreement has been terminated in accordance with its terms (including the payment of the Termination Fee pursuant to the Merger Agreement, if applicable).

        Nothing will prohibit LeapFrog or the LeapFrog board of directors from disclosing a position contemplated by Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A under the Exchange Act with respect to an Acquisition Proposal, if LeapFrog determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable law; provided, however, that any such disclosure (other than a "stop, look and listen" communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Recommendation) unless the LeapFrog board of directors expressly reaffirms its recommendation to LeapFrog's stockholders in favor of the approval of the Merger Agreement and the Merger in such disclosure and expressly rejects any applicable Acquisition Proposal.

        In addition to the obligations of LeapFrog described in this section "No Solicitation of Transactions," LeapFrog promptly (and in any event within one business day of receipt) shall advise VTech in writing in the event LeapFrog or any of its subsidiaries or representatives receives (i) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (ii) any proposal or offer that is or that is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such person. LeapFrog is required to keep VTech informed in all material respects of the status and details (including within one business day after the occurrence of any material amendment proposed by the third party making such Acquisition Proposal to the terms of such Acquisition Proposal) of any such Acquisition Proposal, inquiry, request, proposal or offer, including furnishing copies of any written inquiries, written correspondence and draft documentation relating to such Acquisition Proposal. Without limiting any of the foregoing, LeapFrog is required to promptly (and in any event within one business day) notify VTech in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal in accordance with the Merger Agreement. LeapFrog shall provide VTech with at least 24 hours prior notice (or such shorter notice as may be provided to the LeapFrog board of directors) of a meeting of the LeapFrog board of directors at which the LeapFrog board of directors is reasonably expected to consider an Acquisition Proposal.

        Filings and Other Actions.    Each of LeapFrog, VTech and the Purchaser has agreed to:

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  use commercially reasonable efforts to promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the Exchange Act, the HSR Act and other applicable Laws with respect to the Offer and the Merger; and;

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  use commercially reasonable efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by the Merger Agreement.

        Each of LeapFrog, VTech and the Purchaser has agreed to give the other prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental body with respect to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (ii) keep the other parties promptly informed as to the status of any such request, inquiry, investigation, action or legal proceeding, and (iii) promptly inform the other parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other governmental body regarding the Offer or the Merger.

        Each of LeapFrog, VTech and the Purchaser has agreed to use its commercially reasonable efforts to cause all conditions to the Offer described in Section 14—"Conditions of the Offer" to be satisfied on a timely basis (to the extent the satisfaction of such conditions is within LeapFrog's, VTech's or the Purchaser's direct or indirect control), and VTech has agreed to use its commercially reasonable efforts to cause the Purchaser to purchase Shares pursuant to the Offer on the earliest possible date

        Publicity.    LeapFrog and VTech have agreed to consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by the Merger Agreement and prior to making any filings with any governmental body with respect to the transactions contemplated by the Merger Agreement; however, LeapFrog need not consult with VTech in connection with any press release, public statement or filing to be issued or made solely with respect to any Change in Recommendation.

        Indemnification; Directors' and Officers' Insurance.    From and after the effective time of the Merger, the surviving corporation and its subsidiaries are required to perform in all respects the obligations of LeapFrog and each LeapFrog subsidiary for acts or omissions of the current and former directors and officers of LeapFrog and its subsidiaries occurring prior to the effective time of the Merger pursuant to (i) each indemnification agreement in effect as of the date of the Merger Agreement between LeapFrog and any Indemnified Party (as defined below), and (ii) any indemnification, exculpation from liability or advancement of expenses provision set forth in the organizational documents of LeapFrog as in effect on the date of the Merger Agreement and all such rights will continue in full force and effect from the effective time of the Merger and ending on the sixth anniversary of the effective time of the Merger, except as otherwise required by applicable law.

        For purposes of the Merger Agreement, each individual who is or was an officer or director of LeapFrog or LeapFrog subsidiary at or at any time prior to the effective time of the Merger shall be deemed to be an "Indemnified Party."

        From the effective time of the Merger through the sixth anniversary of such effective time, the surviving corporation is required to maintain in effect for the benefit of the Indemnified Parties, the level and scope of directors' and officers' liability insurance coverage set forth in LeapFrog's directors' and officers' liability insurance policies in effect as of the date of the Merger Agreement. However (i) the surviving corporation may substitute thereof policies of an insurance policy the material terms of which, including coverage and amount, are no less favorable in any material respect to such Indemnified Parties than LeapFrog's directors' and officers' liability insurance policies in effect as of the date of the Merger Agreement; (ii) in no event will the surviving corporation be required to expend in any one year an amount in excess of 250% of the annual premium payable by LeapFrog as of the date of the Merger Agreement with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, the surviving corporation will be obligated to obtain a policy with the greatest coverage available for an annual premium equal to such amount, and (iii) in lieu of the foregoing, and notwithstanding anything to the contrary contained in clause (i) above, LeapFrog may obtain a prepaid "tail" policy (the "Tail Policy") prior to the effective time of the Merger, which policy provides the Indemnified Parties with directors' and officers' liability insurance for a period ending no earlier than the sixth anniversary of the effective time of the Merger.

        The rights of each Indemnified Party described above are in addition to, and not in limitation of, any other rights such Indemnified Party may have under the organizational documents of LeapFrog or the surviving corporation, under any other indemnification arrangement, under the DGCL or otherwise.

        Employee Benefits.    VTech may contact the employees of LeapFrog and its subsidiaries as of immediately prior to the Acceptance Time in connection with preparing, making or determining whether to make offers of new employment with VTech or the surviving corporation (or a subsidiary of the surviving corporation) following the Acceptance Time, on terms and conditions that VTech determines in its sole discretion. Each individual who accepts an offer of employment with VTech, the surviving corporation or any subsidiary of the surviving corporation after the Acceptance Time is referred to as a "Continuing Employee." Subject to any contractual or legal rights that a Continuing Employee may have, following the Acceptance Time, VTech may, in its sole discretion, amend, modify or terminate any employee benefit program, including, without limitation, any plan, program or arrangement providing for severance, termination or change in control benefits, in which a Continuing Employee may be participating in, or eligible for a benefit under, as of, or at any time following, the Acceptance Time.

        VTech is required to ensure that, as of the Acceptance Time, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, benefit accrual and vacation entitlement, but excluding any defined benefit arrangements and severance benefits) for service with LeapFrog or its subsidiaries (or predecessor employers to the extent LeapFrog provides such past service credit) under the comparable employee benefit plans, programs and policies VTech or the surviving corporation, as applicable, in which such employees became participants, except where doing so would cause a duplication of benefits. As of the Acceptance Time, VTech shall, or shall cause the surviving corporation to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable LeapFrog company plan as of the Acceptance Time. With respect to each health or welfare benefit plan maintained by VTech or the surviving corporation for the benefit of Continuing Employees, VTech shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) subject to the terms of the applicable plans shall take commercially reasonable efforts to cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar company plan for the plan year that includes the Acceptance Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by VTech or the surviving corporation, as applicable, for the plan year in which the Acceptance Time occurs.

        VTech is required to cause the surviving corporation to assume and honor in accordance with their terms all deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements, and all written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) applicable to employees of LeapFrog.

        LeapFrog is required to have performed the covenant regarding employee headcount.

        Termination of 401(k)Plan.    Effective as of the day immediately preceding the date LeapFrog becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Internal Revenue Code) as VTech, LeapFrog will terminate each company plan that is intended to include a Code Section 401(k) arrangement maintained by LeapFrog or any of its subsidiaries (each, a "Company 401(k) Plan") (unless VTech provides written notice to LeapFrog at least five business days prior to the date LeapFrog will become a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as VTech that a LeapFrog 401(k) Plan will not be terminated). Unless VTech provides any such written notice to LeapFrog, LeapFrog will provide VTech with evidence that such LeapFrog 401(k) Plan(s) have been terminated (effective no later than the day immediately preceding the date that includes the Acceptance Time) pursuant to resolutions of the LeapFrog Board of Directors. LeapFrog is required to take such other actions in furtherance of terminating such company plan(s) as VTech may reasonably require.

        Stockholder Litigation.    The Merger Agreement provides that LeapFrog will give VTech the opportunity to participate in the defense and settlement of any stockholder litigation against LeapFrog and/or its officers or directors relating to the Offer, Merger or any of the other transactions contemplated by the Merger Agreement. LeapFrog has agreed that it will not enter into any settlement agreement in respect of any stockholder litigation against LeapFrog and/or its directors or officers relating to the Offer, the Merger or any transactions contemplated by the Merger Agreement without VTech's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

        Sanctions Screen.    Within 30 days from the date of the Merger Agreement and prior to the consummation of the Offer, LeapFrog is required to complete an electronic screen of the customers of LeapFrog and its Subsidiaries over the prior five years to determine whether any of those customers is (i) a Prohibited Person or (iii) a person located in, resident in or who is a national of an Embargoed Jurisdiction. LeapFrog is required to immediately report the results of such screening to VTech.

        Within 10 days from the date of the Merger Agreement, LeapFrog is required to modify its economic sanctions compliance screening practices with respect to sales and supply of Company products to implement measures reasonably calculated to prevent access to its website by persons located in Embargoed Jurisdictions and the downloading of products by such persons (regardless of the location from which payment is made for such products).

        Within 10 days of the date of the Agreement, LeapFrog is required to submit to the U.S. Department of the Treasury, Office of Foreign Assets Control, and the U.S. Department of Commerce, Bureau of Industry and Security, a letter preliminarily disclosing noncompliance or suspected noncompliance by LeapFrog, one or more of its subsidiaries or both with U.S. economic sanction or export control measures administered by such federal agencies (the "Preliminary Disclosure"). The Preliminary Disclosure is required to encompass, in addition to any other known such compliance issues, supply of items to persons in Embargoed Jurisdictions or to Prohibited Persons. The Preliminary Disclosure is required to specify that a final disclosure submission will be submitted to such federal agencies following completion of a compliance review under such economic sanction and export control measures.

        "Prohibited Person" means any individual or entity on the List of Specially Designated Nationals and Blocked Persons or the Consolidated Sanctions List administered by the U.S. Department of the Treasury's Office of Foreign Assets Control or the Denied Persons List or the Entity List administered by the U.S. Department of Commerce's Bureau of Industry and Security.

        "Embargoed Jurisdiction" means Crimea, Cuba, Iran, North Korea, Sudan and Syria.

        Termination.    The Merger Agreement may be terminated and the Offer and Merger may be abandoned (each referred to as "mutual termination rights"):

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  by mutual written consent of LeapFrog, and VTech at any time prior to the Acceptance Time;

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  (i) by VTech or LeapFrog at any time prior to the effective time of the Merger if the Acceptance Time has not occurred on or before July 5, 2016 or (ii) the Offer (as it may have been extended pursuant to the Merger Agreement) has expired or been terminated in accordance with its terms without the Purchaser having purchased any Shares pursuant to the Offer (provided that a party may not terminate the Merger Agreement as described in this bullet point if the failure of such party (or any affiliate of such party) to perform in any material respect any covenant required to be performed by such party (or any affiliate of such party) has been a principal cause of, or a principal factor that resulted in, the failure of the foregoing clauses (i) or (ii) of this bullet point);

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  by VTech or LeapFrog at any time prior to the effective time of the Merger if (i) there is any decree or law enacted or issued and remaining in effect that makes illegal the acceptance for payment of or payment for Shares tendered pursuant to the Offer or that prohibits any of the transactions contemplated by the Merger Agreement, including the Merger, or any court of competent jurisdiction has issued a judgment, order or injunction prohibiting the acceptance for payment of or payment for Shares tendered pursuant to the Offer or the consummation of any of the transactions contemplated by the Merger Agreement, including the Merger, and such judgment, order or injunction has become final and non-appealable;

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  by VTech at any time prior to the Acceptance Time (the following referred to as "Purchaser termination rights"):

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  if a Change in Recommendation occurs (see "No Solicitation of Transactions" above); or

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  if LeapFrog, within 10 business days of a tender or exchange offer constituting an Acquisition Proposal relating to securities of LeapFrog having been commenced by a third party, fails to publicly recommend against such tender or exchange offer; or

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  if LeapFrog fails to publicly reaffirm its recommendation of the Merger within 10 business days after VTech requests in writing that LeapFrog do so following the date any Acquisition Proposal or any material modification thereto that includes an increase in the price payable per Share is first commenced, publicly announced, distributed or disseminated to LeapFrog stockholders; or

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  LeapFrog or its board of directors (or any committee thereof) formally resolves or publicly proposes to take any of the foregoing actions; or

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  if (i) there is an uncured inaccuracy in any representation or warranty of LeapFrog contained in Section 3 of the Merger Agreement (representation and warranties of LeapFrog), either individually or in the aggregate, such that any of the conditions to the Offer described in Section 14—"Conditions of the Offer" would not be satisfied, (ii) VTech delivers to LeapFrog written notice of such uncured inaccuracy, and (iii) either such breach cannot be cured, or at least 30 days has elapsed since the date of delivery of such written notice to LeapFrog and such uncured inaccuracy has not been cured such that the applicable condition(s) to the Offer contained described in Section 14—"Conditions of the Offer" would be satisfied; or

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  if (i) any covenant of LeapFrog contained in the Merger Agreement has been breached in any material respect such that, either individually or in the aggregate, any of the conditions to the Offer described in Section 14—"Conditions of the Offer" would not be satisfied, (ii) VTech has delivered to LeapFrog written notice of the breach of such covenant, and (iii) either such breach cannot be cured, or at least 30 days has elapsed since the date of delivery of such written notice to LeapFrog and such breach has not been cured such that the applicable condition(s) to the Offer described in Section 14—"Conditions of the Offer" would be satisfied.

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  by LeapFrog at any time prior to the Acceptance Time (the following referred to as "LeapFrog termination rights"):

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  in order to accept a Superior Proposal in accordance with the Merger Agreement (see "No Solicitation of Transactions" above); provided, that LeapFrog has (i) simultaneously with such termination entered into an associated Alternative Acquisition Agreement, (ii) complied with all provisions of the Merger Agreement in connection with such Superior

    Proposal, including the notice provisions thereof and (iii) paid any amounts required to be paid by LeapFrog pursuant to the termination provisions of the Merger Agreement (see "Effect of Termination" below); or

    •
    if (i) there shall be an uncured inaccuracy in any representation or warranty of VTech or the Purchaser contained in Section 4 of the Merger Agreement (representations and warranties of VTech and the Purchaser), either individually or in the aggregate, that would result in a Parent Material Adverse Effect, (ii) LeapFrog has delivered to VTech written notice of such uncured inaccuracy, and (iii) either such breach cannot be cured, or at least 30 days has elapsed since the date of delivery of such written notice to VTech and such uncured inaccuracy has not been cured in all material respects; or

    •
    if (i) any covenant of VTech or the Purchaser contained in the Merger Agreement has been breached in any material respect such that, either individually or in the aggregate, such breach would result in a Parent Material Adverse Effect, (ii) LeapFrog has delivered to VTech written notice of the breach of such covenant, and (iii) at least 30 days has elapsed since the date of delivery of such written notice to VTech and such breach has not been cured in all material respects.

        Notwithstanding the above termination events, VTech will not be permitted to terminate the Merger Agreement for any uncured inaccuracy in any representation or warranty of LeapFrog in Section 3 of the Merger Agreement or for any material breach by LeapFrog of any covenant of LeapFrog contained in the Merger Agreement such that any condition of the Offer described in Section 14—"Conditions of the Offer" would not be satisfied, if (1) VTech or the Purchaser is then in material breach of any covenant contained in the Merger Agreement, or (2) there shall be an uncured inaccuracy in any representation or warranty of VTech or the Purchaser contained in Section 4 of the Merger Agreement.

        In addition, notwithstanding the above termination events, LeapFrog will not be permitted to terminate the Merger Agreement pursuant to the second or third bullet points under the definition of "LeapFrog termination rights" if (1) LeapFrog is then in material breach of any covenant contained in the Merger Agreement such that any condition of the Offer described in Section 14—"Conditions of the Offer" would not be satisfied, or (2) there is an uncured inaccuracy in any representation or warranty of LeapFrog contained in Section 3 of the Merger Agreement such that any of the conditions of the Offer described in Section 14—"Conditions of the Offer" would not be satisfied.

        Effect of Termination.    In the event of the termination of the Merger Agreement described under "Termination" above, the Merger Agreement will be of no further force or effect; except that the provisions under "Effect of Termination," "Termination Fee and Expenses" and "Miscellaneous Provisions" provisions of the Merger Agreement will survive the termination of the Merger Agreement and remain in full force and effect. The termination of the Merger Agreement will not relieve any party from any liability for any fraud or Willful Breach of the Merger Agreement. "Willful Breach" under the Merger Agreement means that a breaching party took an action or knowingly failed to take an action and knew that the taking of such action or the failure to take such action would cause a breach of the Merger Agreement by such breaching party. The Confidentiality Agreement will not be affected by a termination of the Merger Agreement.

        LeapFrog has agreed to pay VTech a termination fee of $2,900,000 in cash (the "Termination Fee") if:

  •
  VTech terminates the Merger Agreement pursuant to any Purchaser termination rights set forth in the first, second or third bullet points under the definition of "Purchaser termination rights" above; or

  •
  LeapFrog terminates the Merger Agreement pursuant to the LeapFrog termination right set forth in the first bullet point under the definition of "LeapFrog termination rights" above (in connection with the termination of the Merger Agreement to accept a Superior Proposal).

        LeapFrog is also required to pay the Termination Fee if:

  •
  an Acquisition Proposal (whether or not conditional) is made directly to LeapFrog stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of LeapFrog or its board of directors;

  •
  either LeapFrog or VTech terminates the Merger Agreement pursuant to any mutual termination rights set forth in the second bullet point under the definition of "mutual termination rights" or VTech terminates the Merger Agreement pursuant to the termination rights set forth in the fourth or fifth bullet points under the definition of "mutual termination rights";

  •
  immediately prior to the termination of the Merger Agreement, the number of Shares tendered pursuant to the Offer (and not validly withdrawn) has not satisfied the Minimum Condition; and

  •
  within 12 months after the date of such termination, LeapFrog enters into a definitive agreement in respect of any Acquisition Proposal, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination of the Merger Agreement (provided, that for purposes of this bullet point, each reference to "15%" in the definition of "Acquisition Proposal" will be deemed to be a reference to "50%").

  Support Agreements

        In connection with the Merger Agreement, each of the directors and certain executive officers of LeapFrog (the "Supporting Stockholders") entered into a separate Tender and Support Agreement, dated as of February 5, 2016, with VTech and the Purchaser, which we collectively refer to as the "Support Agreements." The following summary of certain provisions of the Support Agreements is qualified in its entirety by reference to the form of Support Agreement itself, which is incorporated herein by reference. We have filed a copy of the form of Support Agreement as an exhibit to the Schedule TO. Each of the Support Agreements entered into by the Supporting Stockholders is in substantially the same form as the form of Support Agreement. Stockholders and other interested parties should read the form of Support Agreement in its entirety for a more complete description of the provisions summarized below.

        Pursuant to the Support Agreements, the Supporting Stockholders collectively agreed to tender 3,036,182 Shares, or approximately 4.6% of the Class A Shares outstanding on February 4, 2016. The Supporting Stockholders have agreed to tender their Shares in the Offer, promptly, and not later than 10 business days after commencement of the Offer. In addition, each Supporting Stockholder has agreed to tender in the Offer any Shares he or she holds or acquires after February 5, 2016, free and clear of all liens or other encumbrances, promptly following the commencement of the Offer and no later than three (3) business days following acquisition of such additional Shares. Each of the Supporting Stockholders has also agreed not to withdraw his or her Shares from the Offer at any time unless the Support Agreement has been terminated as described below.

        Each of the Supporting Stockholders agreed, while the Support Agreement is effective, to vote all Shares he or she beneficially owns (not including Shares purchased in the Offer) (a) in favor of adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement and (b) against approval of (i) any Acquisition Proposal, (ii) reorganization, recapitalization, dissolution, liquidation or winding-up of LeapFrog or any other extraordinary transaction involving LeapFrog, in each case other than the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (iii) change in persons who constitute the LeapFrog board of directors, other than in connection with any appointment by VTech of directors to the LeapFrog board of directors pursuant to the Merger Agreement, or (iv) corporate action (including any amendment of LeapFrog's certificate of incorporation or bylaws) the consummation of which would or could reasonably be expected to frustrate, prevent, or delay the consummation, of any of the transactions contemplated by the Merger Agreement. Each of the Supporting Stockholders has granted an irrevocable proxy to VTech to vote or act by written consent or otherwise utilize such voting power in the manner described in the immediately preceding sentence as VTech or its proxy or substitute deems, in VTech's sole discretion, proper with respect to such Shares.

        In the Support Agreements, each of the Supporting Stockholders represented and warranted that:

  •
  he or she is the beneficial owner of the Shares, which he or she holds, free and clear of any and all liens, pledges, claims, options, proxies, voting trusts or agreements, security interests, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a stockholder in respect of the Shares, except for any restrictions on transfer under the Securities Act and the rule and regulations thereunder that would not in any event prevent such Supporting Stockholder from tendering his or her Shares in accordance with the Support Agreement or otherwise complying with such Supporting Stockholder's obligations under the Support Agreement; and

  •
  as of the date of the Support Agreement, there is no claim, action, investigation or other legal proceeding pending or, to the knowledge of such Supporting Stockholder, threatened against such Supporting Stockholder at law or in equity before or by any governmental body that could reasonably be expected to impair the ability of such stockholder to perform such stockholder's obligation under the Support Agreement or consummate the transactions contemplated by the Support Agreement.

        Nothing in the Support Agreements limits the Supporting Stockholders from fulfilling their duties and obligations as executive officers or directors of LeapFrog, in each case only as permitted by the Merger Agreement, or, subject to the Merger Agreement, from taking any action with respect to any Acquisition Proposal in such person's capacity as an officer or director of LeapFrog.

        The Support Agreements, and all rights and obligations of VTech, the Purchaser and the Supporting Stockholders under the Support Agreements, except for certain customary provisions that survive termination, will terminate on the earliest of:

  •
  the effective time of the Merger;

  •
  the termination of the Merger Agreement in accordance with its terms; and

  •
  the mutual written consent of VTech and such Supporting Stockholder.

  Confidentiality Agreement

        The following summary of certain provisions of the non-disclosure agreement entered into between VTech and LeapFrog on December 16, 2015 (the "Confidentiality Agreement"), which superseded and replaced the non-disclosure agreement between the parties dated December 1, 2015, is qualified in its entirety by reference to the Confidentiality Agreement itself, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. Stockholders and other interested parties should read the Confidentiality Agreement in its entirety for a more complete description of the provisions summarized below.

        VTech and LeapFrog entered into the Confidentiality Agreement in connection with a potential negotiated transaction that resulted in the Offer. Pursuant to the Confidentiality Agreement, subject to certain customary exceptions, VTech agreed to keep confidential all non-public information furnished by LeapFrog or its representatives to VTech. VTech also agreed that the non-public information furnished to VTech will be kept confidential by VTech and its affiliates, agents, advisors, directors, officers or employees, its subsidiaries and related companies (the "related group") for a period of one year from the date of receipt. However, (i) confidential information that is subject to a longer period due to a third party confidentiality obligation is required to be kept confidential for such longer period, (ii) confidential information consisting of Reading product or New Platform Product and their marketing plans is required to be kept confidential for a period of two years from the date of receipt, and (iii) confidential information consisting of personally identifiable consumer or employee information, source code or privileged materials is required to be kept confidential in perpetuity.

        If requested by LeapFrog, VTech is required to return to LeapFrog all copies of the confidential information furnished to VTech under the Confidentiality Agreement (except for routinely created archival copies during transmission of the confidential information by electronic means).

        The Confidentiality Agreement includes a no solicitation provision. Pursuant to this provision, VTech agreed that, among other things and for a period of one year from the date of the Confidentiality Agreement, neither VTech or its related group will, directly or indirectly, solicit to employ or entice away or offer to enter into any agreement with any person who (i) was, as of the date of the Confidentiality Agreement or within the prior six months, an officer of LeapFrog or any of its affiliates or subsidiaries, or (ii) was, as of the date of the Confidentiality Agreement or within the prior six months, employed in any capacity by LeapFrog or any of its affiliates or subsidiaries and with whom VTech or any affiliates or representatives of VTech came in contact or first identified during the process of considering the potential transaction. The restrictions in the no solicitation provision shall not apply to:

  •
  any employee who contacts VTech or its affiliates or representatives on such persons own initiative without any direct or indirect solicitation by or encouragement from VTech or its affiliates or representatives; or

  •
  any employee who responds to a general solicitation of employment not specifically directed at LeapFrog or any of its subsidiaries or particular employees of LeapFrog or any of its subsidiaries.

14. Conditions of the Offer

        The Purchaser will not be obligated to accept for payment, and (subject to the rules and regulations of the SEC) will not be obligated to pay for, any Shares tendered pursuant to the Offer (and not accepted for payment or paid for) and subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares, unless, prior to the expiration of the Offer (as it may have been extended pursuant to the Merger Agreement):

  •
  the Minimum Condition has been satisfied at the Expiration Date;

  •
  (A) any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by the Merger Agreement have expired or been terminated; and (B) all clearances, consents, approvals, orders and authorizations of governmental bodies required by the antitrust or competition laws of any non-U.S. jurisdiction have been obtained, and all waiting periods (and extensions thereof) applicable to the Merger thereunder have expired or otherwise been terminated; and

  •
  any Significant Required Governmental Approval shall have been obtained.

        "Significant Required Governmental Approval" means any approval or clearance required to be obtained by VTech, the Purchaser or LeapFrog from any governmental body, or satisfaction of any required waiting period, in order to permit the acceptance for payment of Shares tendered pursuant to the Offer, the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

        In addition, the Purchaser will not be obligated to accept for payment, and (subject to the rules and regulations of the SEC) will not be obligated to pay for, any Shares tendered pursuant to the Offer (and not accepted for payment or paid for) and subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares, unless, prior to the expiration of the Offer (as it may have been extended pursuant to the Merger Agreement) and before acceptance of such Shares for payment:

  •
  (i) the representations and warranties of LeapFrog set forth in Section 3.3 of the Merger Agreement (Capitalization) shall be true and correct in all respects as of the expiration of the Offer, except that any inaccuracies in such representations and warranties that are in the aggregate de minimus in nature will be disregarded (and for the avoidance of doubt, only amounts that are less than $25,000 in the aggregate will be considered de minimus for purposes of this clause (i)), (ii) the Fundamental Representations (as defined below) of LeapFrog shall be true and correct in all material respects as of the expiration of the Offer (without giving effect to any qualification using the terms "in all material respects," "in any material respect" or as to materiality or "Company Material Adverse Effect" contained therein) as though made on and as of the expiration of the Offer (except for any such Fundamental Representations that by their terms speak specifically as of the date of the Merger Agreement or another date, in which case as of such date); and (iii) the other representations and warranties of LeapFrog set forth in Section 3 of the Merger Agreement shall be true and correct as of the expiration of the Offer (without giving effect to any qualification using the terms "in all material respects," "in any material respect" or as to materiality or "Company Material Adverse Effect" contained therein) as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date, in which case as of such date), except where any failures of any such representations and warranties referred to the forgoing clause (iii) to be true and correct (without giving effect to any qualification using the terms "in all material respects," "in any material respect" or "Company Material Adverse Effect" contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (and for the avoidance of doubt, with respect to the representations and warranties set forth in the last sentence of Section 3.9 of the Merger Agreement (regarding Prohibited Persons and Embargoed Jurisdictions), whether such representations and warranties are true and correct in accordance with clause (iii) above shall be determined, in part, by the results of the Sanctions Screen required by Section 5.13 of the Merger Agreement);

    "Fundamental Representations" means the representations and warranties of LeapFrog with respect to organization and good standing, authorization and enforceability, non-contravention and consents, financial statements, opinion of LeapFrog's financial advisor, statements in the Schedule 14D-9 and information supplied by LeapFrog for inclusion in the tender offer documents, and brokers, finders and financial advisors.

  •
  the covenants of LeapFrog contained in the Merger Agreement that are required to have been performed by LeapFrog prior to the expiration of the Offer have been performed in all material respects, except that covenant regarding employee headcount shall have been performed in all respects;

  •
  any event, change, circumstance, occurrence, effect or state of facts has not occurred since the date of the Merger Agreement that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

  •
  there has not been issued, since the date of the Merger Agreement, by any governmental body, an injunction (that has not been vacated, withdrawn or overturned) that prohibits the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, and there is not pending any legal proceeding brought by any governmental body that challenges the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement;

  •
  there has not been enacted, entered, promulgated or enforced by any governmental body since the date of the Merger Agreement, and there does not remain in effect, any law that makes illegal or otherwise prohibits the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement;

  •
  VTech has received from LeapFrog a copy of a statement in a form reasonably acceptable to VTech for purposes of satisfying VTech's obligations under Treasury Regulation Section 1.1445-2(c)(3), validly executed by a duly authorized officer of LeapFrog;

  •
  holders of Shares representing 10% or more of the outstanding Shares have not demanded (and not withdrawn) appraisal under Section 262 of the DGCL with respect to such Shares;

  •
  (i) The Net Cash Balance of LeapFrog shall be at least $25,000,000 as of March 31, 2016 or, if earlier, the business day immediately prior to the Acceptance Time and (ii) VTech has received from LeapFrog a certificate signed by the Chief Executive Officer and Chief Financial Officer of LeapFrog to that effect as of the business day immediately prior to the Acceptance Time (the "Net Cash Balance Certificate");

  •
  VTech has received a duly executed payoff letter in a form reasonably satisfactory to VTech from Bank of America, N.A. (the "Loan Agent") pursuant to the Amended and Restated Loan and Security Agreement dated August 13, 2009 by and among LeapFrog, the Loan Agent and Bank of America Securities LLC, as amended pursuant to Amendment No. 1 dated November 3, 2009, Amendment No. 2 dated January 31, 2011 and Amendment No. 3 dated May 1, 2012 (the "Loan Facility") (i) evidencing that all amounts payable and any other current and future obligations of LeapFrog and any of its subsidiaries under the Loan Facility, including all current and future encumbrances on the properties or assets of LeapFrog and its subsidiaries relating to the Loan Facility, have been fully repaid, satisfied, released, and discharged (except obligations for indemnification that expressly survive repayment in full under the Loan Facility) and (ii) contemplating the delivery of UCC-3 termination statements that when filed or recorded, as the case may be, will be sufficient to release any and all encumbrances on the properties or assets of LeapFrog relating to the Loan Facility;

  •
  VTech has received from LeapFrog a copy of an officers' certificate in a form reasonably acceptable to VTech certifying that each of the conditions to the Offer set forth above have been satisfied, validly executed by the Chief Executive Officer and Chief Financial Officer of LeapFrog;

  •
  the Merger Agreement has not been validly terminated in accordance with its terms

        The foregoing conditions are for the sole benefit of the Purchaser and VTech, and, except as restricted by the Merger Agreement, may be asserted by the Purchaser or VTech regardless of the circumstances giving rise to any such conditions (other than circumstances giving rise to the failure of such conditions that are solely within the control of VTech or the Purchaser), and may be waived to the extent permitted by applicable law by the Purchaser and VTech in their sole discretion in whole or in part at any time and from time to time at or prior to the Expiration Date, in each case subject to the terms of the Merger Agreement, except that the Minimum Condition may be waived only with the prior written consent of LeapFrog, which may be granted or withheld in LeapFrog's sole discretion.

        Any reference in the Offer to Purchase or the Merger Agreement to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is waived. The failure by the Purchaser or VTech at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time at or prior to the Expiration Date.

15. Certain Legal Matters

        Except as described in this Section 15, based on information provided by LeapFrog, none of LeapFrog, the Purchaser or VTech is aware of any license or regulatory permit that appears to be material to the business of VTech that might be adversely affected by the Purchaser's acquisition of the Shares in the Offer or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by the Purchaser in the Offer. Should any such approval or other action be required, we presently intend to seek such approval or other action. Except as otherwise described in this Offer to Purchase, although the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in consequences adverse to LeapFrog's business or that certain parts of LeapFrog's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action.

        Business Combination Statutes.    Section 203 of the DGCL (the "Business Combination Provisions"), imposes certain restrictions upon business combinations. In general, the Business Combination Provisions prevent a Delaware corporation from engaging in a "business combination" (which is defined to include a variety of transactions, including mergers) with an "interested stockholder" for a period of three years following the time such person became an interested stockholder unless certain conditions are satisfied.

        LeapFrog's bylaws excludes LeapFrog from the coverage of the Business Combination Provisions but this exclusion does not apply to any business combination between LeapFrog and any person who became an interested stockholder on or prior June 4, 2009, which is the date this exclusion in LeapFrog's bylaws became effective. Neither VTech nor any member of VTech's management or board of directors acquired LeapFrog shares on or prior to June 4, 2009.

        Stockholder Approval Not Required.    Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if the merger is effected pursuant to a merger agreement providing for certain requirements to be met, including that (1) the acquiring company commences a tender offer for any and all of the outstanding stock entitled to vote on a merger of the company to be acquired (other than stock owned by the company, the acquirer making such tender offer, the person that owns the acquirer and any subsidiaries of the foregoing), and (2) following the consummation of such tender offer, the acquiring company has irrevocably accepted for purchase a number of shares of stock that, together with any stock otherwise owned by the acquirer, equals at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that LeapFrog will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of LeapFrog. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, pursuant to Section 251(h) of the DGCL, VTech, the Purchaser and LeapFrog will effect the Merger as soon as practicable after the completion of the Offer without a vote of stockholders of LeapFrog in accordance with Section 251(h) of the DGCL.

        U.S. Antitrust Compliance.    Under the Hart Scott Rodino Act (the "HSR Act"), and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. Because the "size of transaction" is less than $78.2 million, the transactions contemplated by the Merger Agreement are not subject to the pre-merger notification requirements of the HSR Act.

        The FTC and Antitrust Division have authority to review and challenge all transactions under the antitrust laws, even those that are not reportable under the HSR Act. Thus, at any time before or after VTech's acquisition of LeapFrog, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the transactions contemplated by the Merger Agreement, or seeking the divestiture of Shares acquired by VTech or the Purchaser or the divestiture of assets of VTech or LeapFrog or any of their respective subsidiaries. State attorneys general may also bring legal action under both state and Federal antitrust laws, as applicable. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer, the Merger or the transactions contemplated by the Merger Agreement on antitrust grounds will not be made or, if such a challenge is made, the result thereof.

        On February 22, 2016, VTech received a request from the FTC asking it to voluntarily provide certain information related to the proposed acquisition of LeapFrog. VTech is cooperating with the FTC's request and is in the process of providing the FTC with information and materials. In addition, VTech cannot provide any assurance that the FTC's investigation will not delay or prevent the consummation of the Offer or the Merger. The Offer is conditioned upon (a)(i) any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by the Merger Agreement having expired or been terminated, (ii) the lack of an injunction by any governmental or regulatory authority that prohibits the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, or (iii) the lack of any lawsuit, court action, administrative proceeding or alternative dispute resolution proceeding brought by any governmental or regulatory authority that challenges the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, and (b) the lack of any law (federal, state, local or foreign), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement having been enacted, entered, promulgated or enforced by any governmental or regulatory authority that makes illegal or otherwise prohibits the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement.

        Certain litigation.    Between February 9, 2016 and February 25, 2016, six putative stockholder class action lawsuits (collectively, the "Actions") were filed in the Superior Court of California, Alameda County against Leapfrog, members of its board of directors, VTech and the Purchaser. The Actions are captioned Hoppy v. LeapFrog Enterprises, Inc., No. RG16803366; Pulley v. LeapFrog Enterprises, Inc., No. RG16803657; Bernert v. LeapFrog Enterprises, Inc., No. RG16803918; Wolfe v. LeapFrog Enterprises, Inc., No. RG16803906; Roser v. LeapFrog Enterprises, Inc., No. RG16804344; and Joffe v. LeapFrog Enterprises, Inc., No. RG16805374. The Actions generally allege that the Leapfrog directors breached their fiduciary duties by approving the Merger Agreement, and that VTech and the Purchaser aided and abetted these alleged breaches of fiduciary duty. The plaintiffs seek injunctive relief, including enjoining the Merger and rescinding it if consummated, as well as an accounting by defendants to plaintiffs and other members of the class for all damages allegedly caused by them and an award of the costs related to the Actions, including attorneys' and experts' fees. If the plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the transactions contemplated by the terms of the Merger Agreement, such an injunction may prevent the completion of the transactions in the expected timeframe (or altogether). The foregoing is a summary of the complaints filed in the Actions and is qualified in its entirety by reference to the complaints, which are on file with the Court. VTech and the Purchaser believe that the Actions lack merit and intend to vigorously defend against these claims. It is possible that additional similar complaints may be filed in the future.

16. Fees and Expenses

        Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares in the Offer.

        The Purchaser has retained Computershare to act as the Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse the Depositary for certain reasonable out of pocket expenses and to indemnify the Depositary against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.

        LeapFrog has retained Okapi Partners LLC to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services. LeapFrog has also agreed to reimburse the Information Agent for certain reasonable out of pocket expenses and to indemnify the Information Agent against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.

        We will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by LeapFrog for customary mailing and handling expenses incurred by them in forwarding material to their clients.

17. Miscellaneous

        The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of the Shares (excluding Shares beneficially owned by VTech, VTech US and the Purchaser). We are not aware of any states in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such state. If the Purchaser becomes aware of any state in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such state.

        No person has been authorized to give any information or to make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, LeapFrog has filed a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8—"Certain Information Concerning LeapFrog" and Section 9—"Certain Information Concerning VTech, VTech US and the Purchaser."

Bonita Merger Sub, L.L.C.
March 3, 2016

 SCHEDULE I

INFORMATION RELATING TO VTECH, PURCHASER AND VTECH US

1.     Directors and Officers of VTech Holdings Limited ("VTech")

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of VTech are set forth below. Unless otherwise specified below, the business address of each such director and executive officer is 23rd Floor, Tai Ping Industrial Centre, Block 1, 57 Ting Kok Road, Tai Po, New Territories, Hong Kong.

Directors and Executive Officers of VTech

Name and Position, Business Address (if applicable)	Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Allan WONG Chi Yun Chairman and Group Chief Executive Officer	Chinese	Dr. Wong is currently the Chairman and Group Chief Executive Officer. He is also the deputy chairman and an independent non-executive director of The Bank of East Asia, Limited, and an independent non-executive director of China-Hongkong Photo Products Holdings Limited and Li & Fung Limited. He has been appointed as independent non-executive director of MTR Corporation Limited on August 11, 2015. Dr. Wong was a member of the Commission on Strategic Development until June 30, 2012, a member of the Greater Pearl River Delta Business Council until March 1, 2012, a council member of The University of Hong Kong until January 28, 2010, and a board member of the Airport Authority Hong Kong until December 31, 2012.
PANG King Fai Executive Director and President of the Group	United States of America

Dr. Pang is currently the President of the Group. Prior to this position, Dr. Pang served as Group Chief Technology Officer. He has over 20 years of experience in design engineering for consumer electronics products. He was also an honorary professor of the Electrical and Electronic Engineering Department of The University of Hong Kong until October 31, 2013.

Andy LEUNG Hon Kwong Executive Director and Chief Executive Officer of Contract Manufacturing Services	Chinese

Mr. Leung is currently the Chief Executive Officer of Contract Manufacturing Services. He is also responsible for overseeing China Services Department of the Group. Mr. Leung joined the Group in 1988, left the Group in 1990 and re-joined in 1991. He became the Chief Executive Officer of Contract Manufacturing Services in 2002 after serving as General Manager for nine years. Mr. Leung has over 20 years of experience in the electronics and manufacturing industry.

Name and Position, Business Address (if applicable)	Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
William FUNG Kwok Lun Independent Non-Executive Director	British

Dr. Fung has been an Independent Non-Executive Director since 2001. Dr. Fung is also the Group Chairman of Li & Fung Limited, Chairman and a non-executive director of Global Brands Group Holding Limited (from May 9, 2014), a non-executive director of Convenience Retail Asia Limited and Trinity Limited, and an independent non-executive director of Shui On Land Limited, Sun Hung Kai Properties Limited, The Hongkong and Shanghai Hotels, Limited and Singapore Airlines Limited. Dr. Fung was a non-executive director of HSBC Holdings, PLC until May 28, 2010 and Integrated Distribution Services Group Limited which was privatized on October 29, 2010.

Michael TIEN Puk Sun Independent Non-Executive Director	Chinese

Mr. Tien has been an Independent Non-Executive Director since 2001. Mr. Tien is the Chairman and Founder of the G2000 Group which started its business in 1979. Mr. Tien is a member of National People's Congress, People's Republic of China (Hong Kong Deputy), and Legislative Council of the Hong Kong Special Administrative Region of the People's Republic of China (appointed on October 10, 2012).

Patrick WANG Shui Chung Independent Non-Executive Director	Chinese

Dr. Wang has been an Independent Non-Executive Director since 2001. Dr. Wang is also the Chairman and CEO of Johnson Electric Holdings Limited and a non-executive director of Tristate Holdings Limited. Dr. Wang is an external member of the Clinical Governance Committee of the Hong Kong Sanatorium & Hospital for a term of three years from January 1, 2016 to December 31, 2018. Dr. Wang was a member of the Greater Pearl River Delta Business Council and a member of the Steering Committee on the Promotion of Electric Vehicles until February 15, 2011 and March 31, 2011, respectively. He retired as chairman and director of the Hong Kong Applied Science and Technology Research Institute Company Limited with effect from October 21, 2013. He was a non-executive director and a member of the Audit Committee of The Hongkong and Shanghai Banking Corporation Limited until December 31, 2012.

Name and Position, Business Address (if applicable)	Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
WONG Kai Man Independent Non-Executive Director	Chinese

Mr. Wong has been an Independent Non-Executive Director since 2012. Mr. Wong was an audit partner of PricewaterhouseCoopers. He has 32 years of professional accounting experience. He was a non-executive director of the Securities and Futures Commission until May 25, 2015. He is currently a member of Financial Reporting Council (from December 1, 2014) and an independent non-executive director of SCMP Group Limited and SUNeVision Holdings Limited. He served as an independent non-executive director of China Construction Bank Corporation until December 12, 2013 and Shangri-la Asia Limited until May 28, 2015. Mr. Wong is an honorary associate professor of the School of Business of The University of Hong Kong (from February 1, 2014). He is a court member (from June 4, 2010) and council member (from January 28, 2011) of The University of Hong Kong and a court member of the City University of Hong Kong (from January 1, 2013). Mr. Wong is currently a member of Advisory Board of the Asia Global Institute (from July 1, 2015) and a member of the Mrs. Li Ka Shing Fund Committee of Management (reappointed from April 25, 2015). Mr. Wong also serves on the boards of a number of non-governmental organizations.

TONG Chi Hoi President of Telecommunication Products	Chinese	Mr. Tong joined the Group in 2006 and is currently the President of Telecommunication Products. He has over 20 years of experience in the electronics and manufacturing industry.
CHU Chorng Yeong Group Chief Technology Officer	United States of America

Dr. Chu joined the Group in 2009 and is currently the Group Chief Technology Officer. Prior to joining the Group, he held Senior Vice President positions at SiS (a listed company in Taiwan) and ESS Technology (a listed company in the United States). Dr. Chu worked in the Silicon Valley for 20 years specializing in integrated circuit and software developments for the Consumer Electronics Industry.

Name and Position, Business Address (if applicable)	Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Shereen TONG Ka Hung Group Chief Financial Officer	Chinese

Ms. Tong joined the Group in 1994 and has held management positions in a number of areas, including internal audit and financial control. She is currently the Group Chief Financial Officer. She is an associate member of Chartered Institute of Bankers, UK, Chartered Institute of Management Accountants, UK and a fellow member of Hong Kong Institute of Certified Public Accountants.

CHANG Yu Wai Company Secretary and Group Chief Compliance Officer	British

Mr. Chang joined the Group in 2000 and is currently the Company Secretary and Group Chief Compliance Officer after spending eight years with one of the leading international accounting firms in Hong Kong. He has over 15 years of experience in professional accounting and auditing. Mr. Chang is a member of the Institute of Chartered Accountants in England and Wales.

Hillson CHEUNG Hoi Group General Manager—Operations	Chinese

Mr. Cheung joined the Group in 2000 as Factory Manager for Electronics Learning Products business and rejoined the Group in 2007. He is currently the Group General Manager—Operations. Prior to rejoining the Group, he held management positions in a number of areas, including product development, factory operations and supply chain management in the electronics manufacturing industry.

2.     Directors and Officers of Bonita Merger Sub, L.L.C. ("Purchaser")

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Purchaser are set forth below. Unless otherwise specified below, the business address of each such director and executive officer is 1156 W Shure Drive, #200, Arlington Heights, IL 60004.

Directors and Executive Officers of Purchaser

Name and Position	Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Nick Delany Director and CEO	United States of America	Mr. Delany is the Chairman of VTech USA Holdings LLC since 2014. Prior to this position, he served as President of VTech Communications, Inc. for approximately nine years until March 2014. These positions were located at 9590 SW Gemini Drive, Beaverton, Oregon 97008.
William To Director and President	United States of America

Mr. To has been the President of VTech Electronics North America LLC since December 2002. The position is located at 1156 W. Shure Drive, Arlington Heights, Illinois 60004. He has also served as a Director on the Toy Industry Association Board since February 2014.

Alec Anderson Secretary and Treasurer	United States of America

Mr. Anderson for the past nine months has been the Financial Controller for VTech Communications, Inc. This position was located at 9590 SW Gemini Drive, Beaverton, Oregon 97008. Prior to that Mr. Anderson was a management consultant for Animal Supply Company, LLC from May 2013 to May 2015. This position was located at 600 Las Colinas Blvd, Suite 700, Irving, Texas 75039. Prior to Animal Supply Company, LLC, Mr. Anderson was the Vice President of Finance for Nautilus, Inc. from November 2008 to May 2013. The position was located at 17750 SE 6th Way, Vancouver, Washington 98683.

Kenton Erwin Vice President and General Counsel	United States of America

Mr. Erwin served as Vice President and General Counsel of VTech Communications, Inc. from October 2013 through 2015 and was General Counsel of VTech Communications, Inc. from 2008 through October 2013. These positions were located at 9590 SW Gemini Drive, Beaverton, Oregon 97008.

3.     Directors and Officers of VTech USA Holdings, L.LC. ("VTech US")

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of VTech US Holding Inc. are set forth below. Unless otherwise specified below, the business address of each such director and executive officer is 1156 W Shure Drive, #200, Arlington Heights, IL 60004.

Directors and Executive Officers of VTech US

Name and Position, Business Address (if applicable)	Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
CHANG Yu Wai Director	British	See biographical description in 1. above.
Shereen TONG Ka Hung Director	Chinese	See biographical description in 1. above.
Nick Delany Chairman and President	United States of America	See biographical description in 2. above.
Alec Anderson Secretary and Treasurer	United States of America	See biographical description in 2. above.

        Facsimile copies of the Letter of Transmittal properly completed and duly signed will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of LeapFrog or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below.

The Depositary for the Offer to Purchase is:

By First Class Mail:	By Overnight Courier or registered mail:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA 02021

Other Information:

        Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Guidelines for Certification of Taxpayer Identification on Form W-9 may be directed to the Information Agent at the location and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

1212 Avenue of the Americas, 24th Floor
New York, NY 10036

Banks and Brokerage Firms, please call (212) 297-0720
Stockholders and All Others, call toll free: (877) 629-6355

QuickLinks

IMPORTANT
The Information Agent for the Offer is
TABLE OF CONTENTS
SUMMARY TERM SHEET
  Who is offering to buy my Shares?
  What is the class and amount of securities being sought in the Offer?
  How much are you offering to pay and in what form of payment?
  Why are you making the Offer?
  What does the board of directors of LeapFrog think of the Offer?
  Have any LeapFrog stockholders agreed to tender their Shares?
  What is the market value of my Shares as of a recent date?
  Will I have to pay any fees or commissions?
  Do you have the financial resources to make payment?
  What is the "Minimum Condition" to the Offer?
  What are the most significant conditions of the Offer other than the Minimum Condition?
  How long do I have to decide whether to tender in the Offer?
  Can the Offer be extended and under what circumstances?
  How will I be notified if the Offer is extended?
  How do I tender my Shares?
  Can holders of vested stock options or restricted stock units participate in the tender offer?
  What will happen to my stock options in the Offer?
  What will happen to my restricted stock units in the Offer?
  If I accept the Offer, how will I get paid?
  How do I withdraw previously tendered Shares?
  Until what time may I withdraw Shares that I have tendered?
  If the Offer is completed, will LeapFrog continue as a public company?
  Will the Offer be followed by a Merger if all Shares are not tendered in the Offer?
  If I decide not to tender, how will the Offer affect my Shares?
  What are the U.S. federal income tax consequences of participating in the offer?
  Who can I talk to if I have questions about the Offer?
  To the Holders of LeapFrog Shares
INTRODUCTION
THE OFFER
  1. Terms of the Offer
  2. Acceptance for Payment and Payment for Shares
  3. Procedure for Tendering Shares
  4. Withdrawal Rights
  5. Material U.S. Federal Income Tax Consequences
  6. Price Range of the Shares; Dividends on the Shares
  7. Effect of the Offer on the Market for the Class A Shares; NYSE Listing; Exchange Act Registration; Margin Regulations
  8. Certain Information Concerning LeapFrog
  9. Certain Information Concerning VTech, VTech US and the Purchaser
  10. Source and Amount of Funds
  11. Background of the Offer; Past Contacts, Negotiations and Transactions
  12. Purpose of the Offer; Plans for LeapFrog; Other Matters
  13. The Merger Agreement; Other Agreements
  14. Conditions of the Offer
  15. Certain Legal Matters
  16. Fees and Expenses
  17. Miscellaneous
SCHEDULE I INFORMATION RELATING TO VTECH, PURCHASER AND VTECH US
  Directors and Executive Officers of VTech
  Directors and Executive Officers of Purchaser
  Directors and Executive Officers of VTech US
The Depositary for the Offer to Purchase is
Other Information
The Information Agent for the Offer is